     As filed with the Securities and Exchange Commission on March 31, 1999
                                              Registration Statement No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                                   ESPS, INC.
             (Exact name of Registrant as specified in its charter)

                               ----------------

         Delaware                    7373                   24-2845135
     (State or other          (Primary Standard           (IRS Employee
     jurisdiction of      Industrial Classification   Identification Number)
     incorporation or             Code No.)
      organization)

                         1300 Virginia Drive, Suite 125
                           Fort Washington, PA 19034
                                  215/619-6000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                              TERRENCE P. BRENNAN
                     President and Chief Executive Officer
                                   ESPS, Inc.
                              1300 Virginia Drive
                                   Suite 125
                           Fort Washington, PA 19034
                                  215/619-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
      Stephen M. Goodman, Esq.                  Alexander D. Lynch, Esq.
    James W. McKenzie, Jr., Esq.                Luci Staller Altman, Esq.
     Morgan, Lewis & Bockius LLP             Brobeck, Phleger & Harrison LLP
         1701 Market Street                     1633 Broadway, 47th Floor
       Philadelphia, PA 19103                      New York, NY 10019
            215/963-5000                              212/581-1600

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                         Proposed Maximum
        Title of each Class of          Aggregate Offering      Amount of
      Securities to be Registered            Price(1)      the Registration Fee
-------------------------------------------------------------------------------
Common Stock, par value $.001 per
 share................................     $46,000,000           $12,788
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+Underwriters may not confirm sales of these securities until the registration +
+statement filed with the Securities and Exchange Commission becomes           +
+effective. This prospectus is not an offer to sell these securities and it is + +not soliciting offers to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 31, 1999

PROSPECTUS

                                       Shares

                                   ESPS, Inc.

                                     [LOGO]

                                  Common Stock

  This is an initial public offering of common stock by ESPS, Inc. Of the
shares of common stock being sold in this offering,     shares are being sold
by ESPS and    shares are being sold by the selling stockholders. ESPS will not receive any of the proceeds from the sale of shares by the selling stockholders. The estimated initial public offering price will be between $
and $    per share.

                                   ---------

  There is no public market for the common stock. We have applied for listing of the shares of common stock on the Nasdaq National Market under the symbol ESPS.

                                   ---------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................    $      $
Underwriting discounts and commissions..........................    $      $
Proceeds to ESPS, before expenses...............................    $      $
Proceeds to selling stockholders, before expenses...............    $      $

  ESPS and certain selling stockholders have granted the underwriters an option
for a period of 30 days to purchase up to     additional shares of common
stock.

                                   ---------

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                                   ---------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Hambrecht & Quist
           BancBoston Robertson Stephens
                      U.S. Bancorp Piper Jaffray
                                                      Charles Schwab & Co., Inc.

       , 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
      Prospectus Summary...................................................   3

      Risk Factors.........................................................   6

      Forward-Looking Statements...........................................  17

      Use of Proceeds......................................................  18

      Dividend Policy......................................................  18

      Capitalization.......................................................  19

      Dilution.............................................................  20

      Selected Financial Data..............................................  21

      Management's Discussion and Analysis of
       Financial Condition and Results of Operations.......................  23

      Our Business.........................................................  34

      Management...........................................................  48

      Certain Transactions.................................................  54

      Principal and Selling Stockholders...................................  55

      Description of Capital Stock.........................................  56

      Shares Eligible for Future Sale......................................  59

      Underwriting.........................................................  60

      Legal Matters........................................................  62

      Experts..............................................................  62

      Additional ESPS Information..........................................  62

      Financial Statements................................................. F-1

   CoreDossier(R) is a registered U.S. trademark of ESPS. ESPS(TM), CADDY Compiler(TM), CDER Compiler(TM), DAMOS Compiler(TM), CoreDocket(TM) and the ESPS logo are also trademarks of ESPS. This prospectus also contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

   This prospectus summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the "Risk Factors" section and the financial statements, before making an investment decision.

                                      ESPS

   ESPS is a leading provider of enterprise compliance management solutions to businesses in highly regulated industries. Our solution, which consists of the CoreDossier family of software products and related services, enables users throughout an enterprise to collaborate in the authoring, compilation, distribution and publishing of compliance information and regulatory submissions. We designed our CoreDossier software products to utilize advanced technologies, such as corporate intranets and the Internet, and to meet emerging electronic compliance requirements and standards. We believe our solution enables our customers to realize a return on their investment by reducing the cost and burden of compliance while also reducing the time required to bring new products and services to market.

   Businesses throughout the world are subject to rules, regulations and standards imposed by federal, state and foreign regulatory agencies. As part of their oversight of these businesses, regulatory agencies typically require that businesses compile information to demonstrate their compliance with specific regulations, such as those governing product safety, environmental protection, fair business practices and manufacturing processes. This process often requires participation by numerous individuals throughout an organization and can often be very time consuming and costly. For example, the U.S. Office of Management and Budget reported that in 1997, an estimated 115.6 million hours were required for mandated record keeping and compliance reporting to the U.S. Environmental Protection Agency.

   Traditionally, businesses have used a manual process to create paper-based compliance documentation and submissions. In an effort to address the growing complexity of regulatory compliance and to reduce the costs associated with the compliance process, businesses are increasingly adopting electronic compliance processes. We believe the initial systems and approaches used for electronic compliance have not adequately addressed the need for a flexible, enterprise-wide solution that can effectively manage the complex compliance process.

   ESPS provides:

   .A scalable enterprise-wide solution;

   .Industry-specific compliance expertise;

   .A modular product offering and pre-defined publication templates;

   .Intranet and Internet capabilities;

   .Multiple file format input and output capabilities; and

   .Rapid deployment.

   The CoreDossier product family includes the CoreDossier platform, industry-specific modules and the CoreDossier application program interfaces, or APIs. Our products comprise a modular system that may be configured in a variety of ways to meet customers' industry-specific compliance requirements. The CoreDossier platform provides the foundation for managing compliance processes throughout an enterprise. The industry-specific modules work with the CoreDossier platform to perform compliance functions designed to meet the regulatory requirements of particular industries. The CoreDossier APIs enable third parties to develop custom applications and extend access to additional external information sources.

   As of February 28, 1999 we have licensed versions of our CoreDossier products to 44 customers in the pharmaceutical and biotechnology industry, the chemical industry and the utilities industry. Our customers include Pfizer Inc., Glaxo-Wellcome Inc., Rhone-Poulenc Rorer Pharmaceuticals Inc., Bayer Corporation, and Baltimore Gas & Electric.

   Our headquarters are located at 1300 Virginia Drive, Suite 125, Fort Washington, PA 19034. Our telephone number is 215/619-6000. We were incorporated in Delaware in April 1994 under the name Electronic Submission Publishing Systems, Inc. We changed our name to ESPS, Inc. on March 30, 1999. We maintain a World Wide Web site at www.ESPS.com. Information contained on our Web site does not constitute a part of this prospectus.

                                  The Offering

Common stock offered by ESPS.......     shares

Common stock offered by selling
 stockholders......................     shares

Common stock to be outstanding
 after this offering...............     shares

Use of proceeds.................... For working capital and other general corporate purposes, including increased
                                    domestic and international sales and
                                    marketing expenditures, product development
                                    expenditures, professional services
                                    organization expenditures and capital
                                    expenditures. See "Use of Proceeds."

Proposed Nasdaq National Market
 symbol............................ ESPS

                                  ------------

   Unless otherwise noted, the information in this prospectus takes into account the conversion of all outstanding shares of Series A Preferred Stock into shares of common stock upon the consummation of this offering. In addition, unless otherwise indicated, the information included in this prospectus does not take into account the possible sale of additional shares of common stock to the underwriters pursuant to their over-allotment option. All references to fiscal years refer to the twelve-month period ended March 31 of that year.

   Please see "Capitalization" for a more complete discussion regarding the outstanding shares of ESPS common stock and options to purchase ESPS common stock and other related matters.

                             Summary Financial Data
                     (in thousands, except per share data)

   This table summarizes our statement of operations data and our balance sheet data. The pro forma balance sheet data and pro forma as adjusted balance sheet data below reflect the conversion of all outstanding shares of preferred stock into common stock at the consummation of the offering. The pro forma as
adjusted balance sheet data also reflect the sale of     shares of common stock
in the offering by ESPS and the receipt and application of the net proceeds of the offering.

                                                                               Nine Months
                            Period from                                           Ended
                          April 29, 1994    Fiscal Years Ended March 31,      December 31,
                            (inception)    --------------------------------  ----------------
                         to March 31, 1995   1996        1997       1998      1997     1998
                         ----------------- ---------  ----------  ---------  -------  -------
                                                                               (unaudited)
Statement of Operations
 Data:
  Total revenues........      $  102       $     753  $    1,068  $   8,646  $ 5,094  $12,339
  Income (loss) from
   operations...........        (440)           (772)     (2,774)     2,309      970    2,028
  Income tax provision
   (benefit)............         --              --          --        (514)  (1,025)     836
  Net income (loss).....        (435)           (754)     (2,813)     2,875    2,033    1,319
  Earnings (loss) per
   share:
    Basic...............      $(0.44)      $   (1.11) $    (5.09) $    5.53  $  5.07  $  0.80
    Diluted.............       (0.44)          (1.11)      (5.09)      0.37     0.28     0.13
  Shares used in
   computation of
   earnings (loss) per
   share:
    Basic...............       1,000             682         553        520      401    1,658
    Diluted.............       1,000             682         553      7,859    7,333    9,949
  Pro forma earnings per
   share:
    Basic...............                                          $    0.44           $  0.17
    Diluted.............                                               0.37              0.13
  Shares used in
   computation of pro
   forma earnings per
   share:
    Basic...............                                              6,520             7,658
    Diluted.............                                              7,859             9,949

                                                         December 31, 1998
                                                            (unaudited)
                                                   -----------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                   ------- --------- -----------
Balance Sheet Data:
  Cash and cash equivalents....................... $ 3,142  $ 3,142
  Working capital.................................   4,865    4,865
  Total assets....................................  10,297   10,297
  Preferred stock.................................       6      --
  Stockholders' equity............................   6,496    6,496

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Business

Fluctuations in our operating results, particularly compared to the expectations of market analysts and investors, could cause volatility in our common stock price

   Our operating results have varied greatly in the past, and we expect that they will continue to vary in the future as a result of a number of factors, many of which are beyond our control. We believe that period-to-period comparisons of our historical results are not necessarily meaningful. Our operating results may not follow any past trends. You should not rely on our historical results as an indication of future results.

   It is difficult to predict the timing or amount of our software license revenues because:

  . Our sales cycles are lengthy and variable, typically ranging between three months and six months from our initial contact with a potential customer to the signing of a license agreement; and

  . We have historically recognized a substantial portion of our software license revenues in the last month of a quarter, and often in the last weeks or days of a quarter.

If a large number of orders or several large orders do not occur in a quarter or are deferred, our revenue in that quarter could be substantially reduced. This may harm our operating results and could impair our business in future periods. Because we do not know when, or if, our potential customers will place orders and finalize contracts, we cannot accurately predict our revenue and operating results for future quarters.

   We base our decisions regarding operating expenses on anticipated revenue trends. Since many of our expenses are fixed, a delay in recognizing revenues from even a limited number of licensing transactions could cause our operating results to vary significantly from quarter to quarter and could result in reduced income from operations or operating losses. We anticipate that our fixed expenses will progressively increase as we expand our operations. To the extent these expenses are not followed by increased revenues, our operating results will suffer. For example, our net income for the quarter ended December 31, 1998 decreased as a result of increased operating expenses.

   Our future operating results will depend on many factors, including:

  . Demand for our products and services;

  . Product and price competition;

  . Variability in the mix of our software license revenues and services and maintenance revenues;

  . Variability in the mix of services that we perform and those performed by third-party service providers;

  . Success in expanding our direct sales force and professional services organization and implementing indirect distribution channels;

  . Our ability to develop and market new and enhanced products on a timely basis;

  . Timing of our new product introductions and product enhancements or those of our competitors;

  . Continued purchases by our existing customers, including additional licenses and services and maintenance contracts;

  . International sales;

  . The loss of any key employees and timing of our new hires;

  . Significant downturns in the software industry, particularly when general economic conditions decline and spending on management information systems decreases;

  . The fiscal or quarterly budget cycles of our customers;

  . The efforts of our direct sales force to meet or exceed quarterly or fiscal year-end sales quotas; and

  . The effects of Year 2000 issues on customers' purchasing decisions.

   Seasonal trends may harm our quarterly operating results. We experience significant seasonality in software license revenues and expect seasonal trends to continue in the future. In recent years, our revenues in the fourth quarter of our fiscal year have generally been higher than our revenues in each of the prior three quarters of such fiscal year and higher than our revenues in the first quarter of the following fiscal year. We believe that the efforts of our direct sales force to meet or exceed fiscal year-end sales quotas as well as customer buying patterns and budgeting cycles are the primary causes of these fluctuations.

   As a result of these factors, our annual or quarterly results of operations may not meet the expectations of securities analysts and investors, which would likely cause the price of our common stock to decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have a limited operating history and face significant risks often faced by early stage companies, which could harm our business, financial condition and results of operations

   We commenced operations in April 1994 and commercially released the initial version of CoreDossier in November 1995. As a result of our limited operating history, we face significant risks and uncertainties related to the early stage of our company. To address these risks and uncertainties, we must, among other things:

  . Successfully implement our sales and marketing strategy;

  . Respond to competitive developments in the marketplace;

  . Expand into targeted industries;

  . Attract, retain and motivate qualified personnel; and

  . Develop and upgrade our products and technologies more rapidly than our competitors.

   If we are unsuccessful in our efforts in any or all of these areas, our business, financial condition and results of operations could be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

A small number of our license agreements account for a large portion of our total revenues

   We derive a significant portion of our software license revenues from a small number of license agreements. For example, three customers accounted for 100% of the total revenues for the fiscal year ended March 31, 1997, three customers accounted for 46% of total revenues for the fiscal year ended March 31, 1998 and one customer accounted for 10% of total revenues for the nine months ended December 31, 1998. We expect that a significant portion of our revenues will continue to be derived from a limited number of customers which may vary from year to year. Our operating results could be harmed if we are unable to complete one or more substantial license sales in any future period.

Because we rely and will continue to rely on our CoreDossier product family for substantially all of our revenues, difficulties relating to CoreDossier will harm our business, financial condition and results of operations

   Factors that adversely affect the pricing of, or demand for, the CoreDossier product family, such as competition or technological change, will harm our business, financial condition and results of operations. As of December 31, 1998, substantially all of our revenues were generated from the sale of CoreDossier products and related maintenance, training and implementation services. We expect revenues from the sale of CoreDossier products and services to continue to account for substantially all of our revenues for the forseeable future. Our future growth will depend upon broader market acceptance of the CoreDossier family of products.

   If we are unable, for technological or other reasons, to develop and introduce new and improved CoreDossier products in a timely manner, our business, financial condition and results of operations would be harmed. In particular, we may experience delays in introducing new versions of our CoreDossier products. Our future financial performance will substantially depend on our ability to successfully deploy current versions of our CoreDossier products and to develop, introduce and gain market acceptance of new and enhanced versions of our CoreDossier products. Competition, technological change or other factors could decrease demand for, or market acceptance of, CoreDossier. Any decrease in demand or market acceptance or increase in competition will harm our business, financial condition and results of operations. See "Our Business--Products."

We may not be able to successfully market and sell our products and services in our targeted industries

   We have historically sold most of our products and services to businesses in the pharmaceutical and biotechnology industry. We have recently begun selling our products and services to businesses in the chemical industry and the utilities industry. Our business strategy includes targeting industries in which we do not currently sell products and services, such as the financial services, insurance, and discrete manufacturing industries. We may not experience the same level of sales in these industries as in the pharmaceutical and biotechnology industry.

   Our success in these industries will depend upon many factors, including:

  . Our ability to obtain expertise in these industries;

  . Our ability to develop industry-specific modules for these industries;
    and

  . Market acceptance of our products and services in these industries.

   If we are unable to adequately address these factors we may not successfully market and sell our products and services in these targeted industries. Consequently, our business and results of operations would be harmed. In addition, as we develop new industry-specific products, we may begin competing with companies we have not competed against in the past. These companies may have greater experience and expertise in these industries. If we are unable to compete successfully against these new competitors our business and results of operations would be harmed. See "Our Business--Strategy."

The success of our products depends upon the continued adoption of the Windows
 NT platform, the expansion of the capabilities of the Windows NT platform and the release of new or enhanced Windows NT products

   We designed our products to operate exclusively on the Windows NT platform. If the market for Windows NT fails to grow or grows more slowly than we currently expect, or if this market is affected by delays in the release of new or enhanced products, our business could be harmed. In addition, we must adapt our product to work with new or enhanced Windows NT products. We market our products exclusively to customers who have developed their enterprise computing systems around the Windows NT platform. Acceptance of the Windows NT platform may not continue to increase in the future. The adoption of new operating systems and computing platforms, and the market for software applications that run on those platforms, has in the past been significantly affected by the timing of new product releases and enhancements to these platforms.

   In addition, the performance of our products partly depends on the technical capabilities of the Windows NT platform. If the Windows NT platform does not meet the technical demands of our products, the performance of our products may be limited and, as a result, our business may be harmed. See "Our Business-- Products."

We may be unable to expand our sales and professional services organizations, which may hinder our ability to grow and meet customer demands

   If we fail to expand our direct sales force or establish other distribution channels, or if we fail to expand our professional services organization, our business could be harmed. We sell our products primarily through our direct sales force and support our customers with our professional services organization. Our future revenue growth will depend, in large part, on recruiting and training additional personnel for our sales and professional services organizations. We have experienced, and may continue to experience, difficulty in recruiting qualified sales and professional services personnel. We may be unable to successfully expand our direct sales force or other distribution channels. Even if we do expand, any such expansion may not result in increased revenues. The complexity of our products and the large-scale deployments anticipated by our customers will require us to hire a number of highly trained professional services personnel, and, if we are unable to do so, we may be unable to meet customer demands for services. This may harm our business and limit our ability to sell our products.

We are growing rapidly and effectively managing our growth may be difficult

   We have significantly increased our employee base to meet increasing demand for our products and services. Our revenues have increased from $753,000 for the fiscal year ended March 31, 1996 to $8.6 million for the fiscal year ended March 31, 1998. As we expand into targeted new industries, we expect to continue increasing our employee base. Our management and operations have been strained by this growth and will continue to be strained should rapid growth continue. To compete effectively and to manage future growth, we must continue to improve our financial and management controls, reporting systems and procedures on a timely basis. We must also expand, train and manage our employee base. If we are not successful managing our growth, our business may be harmed. See "Our Business--Sales and Marketing."

Several key executive officers have recently joined our management team and they may not successfully work together to meet our business objectives

   Our current management team has been in place for only a relatively short period of time. Our Chief Financial Officer joined us in October 1998, our Vice President of Marketing joined us in June 1998 and our Vice President of Professional Services joined us in October 1998. Accordingly, each of these individuals has limited experience with our operating activities. Our success will depend to a significant extent on the ability of our new executive officers to integrate themselves into our daily operations, to gain the trust and confidence of other employees and to work effectively as a team. See "Our Business--Management."

We may be unable to attract and retain key personnel

   Our future performance will depend largely on the efforts and abilities of our senior executives, key technical, professional services, sales and marketing and managerial personnel. Our success will depend on our ability to attract and retain these key employees in the future. The employment of our key employees, including our senior executives, is at will. The market for such persons is extremely competitive. We may not find qualified replacements for personnel who leave us. In the past, we have experienced difficulty in hiring qualified technical, professional services, sales, marketing and managerial personnel. In addition, we do not maintain key person life insurance on any of our key personnel, and have no plans to do so. The loss of any of our key personnel may harm our business.

We face risks from expansion of our international operations, which may harm our business, financial condition and results of operations

   We intend to substantially expand our international operations and enter new international markets. This expansion will require significant management attention and financial resources to successfully translate our software products into various languages, to develop compliance expertise relating to international regulatory agencies and to develop direct and indirect international sales and support channels. We may be unable to establish, maintain or increase international market demand for the CoreDossier product family and, if we are unable to do so, international sales may be limited, and our business, financial condition and results of operations may be harmed.

   International operations are subject to inherent risks, including:

  . The difficulties and costs of staffing and managing foreign operations;

  . The impact of possible adverse political or economic conditions;

  . The costs of adapting products to foreign markets;

  . Longer receivables collection periods and greater difficulty in accounts receivable collection as compared to those experienced in our domestic operations;

  . Unexpected changes in regulatory requirements;

  . Reduced protection for intellectual property rights in some countries;

  . Fluctuations in the value of the U.S. dollar relative to other currencies;

  . Potentially adverse tax consequences; and

  . Seasonal reductions in business activities.

   Any of these factors could harm our international expansion. If we do not realize our expected results from international operations, our business, financial condition and results of operations may be harmed.

We rely on our relationships with service vendors, the loss or failure of which may harm our business

   We have established relationships with a number of service vendors that are important to the worldwide implementation, integration, development and promotion of our products. Our business may be harmed if:

  . We are unable to develop and retain effective, long-term relationships with these service vendors;

  . We are unable to adequately train a sufficient number of service vendors;

  . Our service vendors do not have or do not devote the resources necessary to facilitate implementation of our products; or

  . Our service vendors endorse a product or technology other than ours.

   We expect our relationships with these service vendors to provide marketing and sales opportunities for our direct sales force and expand the distribution of our products. If we are unable to successfully maintain our existing relationship, or develop new relationships, our business may be harmed.

We rely on technology licensed from a third party, the loss of which may harm our ability to sell our products

   We incorporate software licensed from Versant Object Technology Corporation into our products. The license agreement expires in December 1999, subject to automatic yearly renewal, unless otherwise terminated by either party. Our inability to maintain this license on commercially favorable terms could impair our ability to sell our products. We will need to replace the technology if we lose this license, which may take time and may be costly. In addition, we depend on Versant's ability to deliver and support reliable products. Versant must enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. We may need to replace this software if Versant fails to update its product, or its product becomes obsolete or incompatible with future versions of our products. Our sales may be reduced if we are unable to replace the functionality provided by Versant's software. See "Our Business--Products."

We may be unable to adequately protect our proprietary rights, which could result in their unauthorized use

   Our success depends on our ability to protect our proprietary rights. We rely primarily on:

  . Copyright, trade secret and trademark laws;

  . Confidentiality agreements with employees and third parties; and

  . Protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed such agreements in every case.

   Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts. We may not become aware of these breaches or have adequate remedies available. We may need to litigate claims against third parties who infringe our intellectual property rights, which could be costly.

   We have not secured registration of all our marks in the United States and have not pursued registration in any foreign country. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Effective copyright, trademark and trade secret protection may not be available in other jurisdictions. If we cannot adequately protect our proprietary rights, our business may be harmed.

Our products may infringe proprietary rights of others, which may subject us to costly claims and impair our ability to sell our products

   In the computer software market, there is frequent and substantial intellectual property litigation. In addition, many parties are actively developing collection, publication and distribution technologies, and are seeking protection for these technologies, including seeking patent protection. As a result, we believe that disputes over the ownership of these technologies are likely to arise in the future. Furthermore, former employers of our present and future employees may assert claims that these employees improperly disclosed confidential or proprietary information to us. We cannot assure you that our products do not infringe valid patents, copyrights or other proprietary rights of third parties. Therefore, we may be subject to legal proceedings and claims, including claims of alleged infringement of third-party proprietary rights.

   In addition, we rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our products. Although we are generally indemnified against claims that such third-party technology infringes the proprietary rights of others, such indemnification is not always available, and in some cases the scope of such indemnification is limited. Even if we receive broad indemnification, third-party indemnitors may not be adequately capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure. Infringement or invalidity claims arising from the incorporation of third-party technology, and claims for indemnification from our customers resulting from such claims, may be asserted against us.

   Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, product redevelopment, or delays in product shipments. In addition, we could be required to pay damages or enter into license agreements. We may be unable to obtain any required licenses on commercially favorable terms, if at all, or unable to avoid litigation or settle without substantial expense and damage awards. Any of these results may harm our business and ability to sell our products.

Our products are complex and may contain defects or errors

   Software products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released. Our new products or releases may not be free from errors after commercial shipment. In some cases, we have provided product enhancements to correct errors in released products. Any errors discovered after commercial release could result in loss of revenues or delay in market acceptance of our products, diversion of development resources, damage to our reputation, lawsuits or increased service costs, all of which could harm our business.

We may face product liability claims, which may harm our financial condition

   We may face product liability claims in connection with current products and future products. A successful product liability claim brought against us could harm our financial condition. Even if unsuccessful, any product liability claim could result in costly litigation and divert management's attention and resources. Any provisions in our license agreements designed to limit our exposure to potential product liability claims and any product liability insurance may not be adequate to protect us from such claims.

Any future acquisitions may be difficult and disruptive, and we may not realize the expected benefits

   We may seek to acquire companies, assets or technologies, which may require the following, any of which could harm our results of operations or harm the market price of our common stock:

  . Issuances of equity securities that may dilute your ownership interest in ESPS;

  . Cash payments to or assumption of debt or other liabilities of the companies we acquire;

  . Large write-offs and amortization expenses related to goodwill and other intangible assets; and

  . Adverse changes to our financial model.

   In addition, acquisitions involve many risks and challenges that we might not successfully overcome, including:

  . Difficulties in assimilating technologies, products, personnel and operations;

  . Diversion of management's attention;

  . Risks of entering markets in which we have no or limited prior experience; and

  . Loss of key employees of acquired organizations.

   We may be unable to successfully integrate any of the technologies, products, personnel or operations of the businesses we acquire. If we fail to do so, our financial condition and operating results may be harmed and the price of our common stock could decline.

Potential "Year 2000" problems could harm our business

   Many computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. Based on our assessment to date, we believe the current versions of our software products are "Year 2000 compliant," that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products that may not be Year 2000 compliant.

   We may face claims based on Year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. We also need to ensure Year 2000 compliance of our own internal computer systems. We do not expect the total cost of Year 2000 compliance to be material to our business. However, we and our customers and suppliers may not identify and remediate all significant Year 2000 problems on a timely basis. Remediation efforts may involve significant time and expense and unremediated problems could harm our business.

   In addition, we may experience reduced sales of our products as potential customers reduce their budgets for software due to increased expenditures on their own Year 2000 compliance efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Risks Related to the Enterprise Compliance Management Market

We may be unable to compete successfully in the rapidly evolving enterprise compliance management market

   The market for enterprise compliance management solutions is rapidly changing. Today, we primarily compete against the internal information technology departments of customers and potential customers. We also compete against desktop publishing tools and service providers who compile submissions without the use of software. In addition, we compete against software vendors who provide very specific solutions, such as Document Solutions Group of Xerox and Interleaf. As the market changes, new businesses and solutions will enter the market, creating new competition. We may be unable to compete successfully in this market and, as a result, our business may be harmed. We expect that competition will increase as other established and emerging companies enter the enterprise compliance management market and as new products and technologies are introduced. Increased competition may result in price reductions, lower gross margins and loss of our market share, any of which could harm our business. See "Our Business--Competition."

If the relatively new enterprise compliance management market does not develop and grow as we anticipate, our business will be harmed

   The market for enterprise compliance management solutions is still emerging, and continued growth in demand for and acceptance of compliance management products in general and our products and services in particular remains uncertain. Sales of our products and services depend upon the growth of the enterprise compliance management market. If the enterprise compliance management market does not grow or grows more slowly than we currently anticipate, sales of our products and services may suffer. Even if this market grows, businesses may purchase our competitors' products or develop their own compliance management solutions. We believe that many of our potential customers are not fully aware of the availability or benefits of our enterprise compliance management solution. We have spent, and will continue to spend, considerable resources to educate potential customers about our products and our software solutions in general. However, even with these educational efforts, our products and services may not achieve market acceptance.

   In addition, the anticipated growth of the enterprise compliance management market may depend on the growth of the Internet. Increased use of the Internet largely depends upon available Internet security, bandwidth and reliability. If use of the Internet by businesses does not increase, the market for our products and services may not grow as we expect and our business may be harmed.

If we are unable to respond to changes in the enterprise compliance management market, our results of operations may be harmed

   Our market is characterized by rapid technological change, frequent new product introductions, changes in compliance regulation, changes in customer demands and evolving industry standards. Existing products can become obsolete and unmarketable as new technologies are introduced, compliance regulations change and new industry standards emerge. As a result, we cannot estimate the life cycles of our products. We may need to modify our products when third parties modify the software that we integrate into our products. To be successful, we must continue to enhance our current product line and develop new products that successfully respond to these developments. Our business may be harmed if we delay release of our products and product enhancements or if these products and product enhancements fail to achieve market acceptance when released. In addition, customers may defer or forego purchases of products if we, our competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements. Such events could harm our results of operations.

Risks Related to this Offering

Our stock price may be volatile and you may be unable to resell your shares at or above the initial public offering price

   Prior to this offering, no public market existed for our common stock. The initial public offering price of our common stock will be determined through negotiations among us, the selling stockholders and the representatives of the underwriters. The market price for our shares of common stock is likely to be volatile and, if you decide to purchase our shares, you may be unable to resell your shares at or above the initial public offering price due to a number of factors, including:

  . Actual or anticipated variations in quarterly operating results;

  . The loss of significant orders;

  . Changes in earnings estimates by analysts;

  . Announcements of technological innovations or new products by our competitors;

  . General conditions in the software and computer industries; and

  . Other events or factors that negatively affect the stock market in general.

   In addition, the stock market has experienced extreme price and volume fluctuations that affected the market price of many companies in the software industry and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock.

Our officers, directors and affiliates will be able to control matters requiring stockholder approval and may have interests that differ from yours

   Following the closing of this offering, our officers, directors and
affiliated entities together will beneficially own approximately   % of the
outstanding shares of our common stock,   % if the underwriters' over-allotment
option is exercised in full. As a result, these stockholders will be able to control all matters requiring stockholder approval and, thereby, our management and affairs. These stockholders may have interests that differ from yours. Matters that typically require stockholder approval include:

  . Election of directors;

  . Approval of a merger or consolidation; and

  . Approval of a sale of all or substantially all of our assets.

   In addition, this concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock. See "Principal and Selling Stockholders."

We will have broad discretion as to use of proceeds from this offering

   Our primary purpose for this offering is to create a public market for our common stock. As of the date of this prospectus, we do not plan to use the proceeds from this offering other than for working capital and general corporate purposes. We may also use the proceeds in future strategic acquisitions of, or investments in, businesses that offer products, services and technologies that further our ability to provide products and services to businesses or increase our ability to sell our products and services to new markets. Until the need arises to use the proceeds from this offering, we plan to invest the net proceeds in investment grade, interest-bearing securities. See "Use of Proceeds."

Future sales of our common stock may depress our stock price

   Sales of a substantial number of shares of common stock in the public market following this offering could reduce the market price of our common stock. All the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:

Number of Shares                           Date of Availability for Sale
----------------                           -----------------------------
    shares..............    , 1999 (date of this prospectus)
    shares..............    , 1999 (90 days after the date of this prospectus)
    shares..............    , 1999 (180 days after the date of this prospectus)
    shares.............. At various times thereafter upon the expiration of holding periods

   See "Shares Eligible for Future Sale" and "Underwriting."

New investors in our common stock will experience immediate and substantial dilution

   The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing our common stock in
this offering will, therefore, incur immediate dilution of $    in net tangible
book value per share of our common stock. This dilution figure deducts the estimated underwriting discounts and commissions and estimated offering expenses payable by ESPS from the initial public offering price. Investors will incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

Our undesignated preferred stock may deter potential acquisition bids for our business, including bids which may be beneficial to our stockholders

   Although we do not currently plan to issue any shares of preferred stock, our board of directors may issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preferences, privileges and restrictions of such preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock and the voting and other rights of the holders of our common stock may be harmed. The issuance of preferred stock may result in the loss of voting control to others. See "Description of Capital Stock."

Provisions in our charter documents may deter potential acquisition bids for our business, including bids which may be beneficial to our stockholders

   Provisions in our charter documents specify procedures for nominating directors and submitting proposals for consideration at stockholder meetings. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also discourage others from making tender offers for our shares. As a result, these provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent changes in our management. See "Description of Capital Stock."

Delaware law may deter potential acquisition bids for our business, including bids which may be beneficial to our stockholders

   Delaware law may deter potential bids for our business. We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which regulate corporate acquisitions. Delaware law prevents us from engaging in a "business combination" with any "interested stockholder" for three years following the date that the stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning more than 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may opt out of the anti-takeover provisions. We do not intend to opt out of these anti-takeover provisions. See "Description of Capital Stock."

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that address, among other things, market acceptance of our products and services, expansion into new targeted industries, product development, sales and marketing strategies, development and maintenance of strategic alliances, technological advancement, global expansion, use of proceeds, the costs and timing of our Year 2000 compliance program, projected capital expenditures, liquidity, and availability of additional funding sources. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business" and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

   We expect to receive approximately $    million in net proceeds from the
sale of the     shares of common stock in this offering, assuming that the
initial public offering price is $    per share, the underwriters' discount is
$    and our offering expenses are $   . We expect to receive approximately
$    million if the underwriters' over-allotment option is exercised in full.
We will not receive any proceeds from the sale of common stock by the selling stockholders.

   We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including increased domestic and international sales and marketing expenditures, product development expenditures, expenditures related to the expansion of our professional services organization and capital expenditures made in the ordinary course of business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments, oral or written, to do so. We are not currently engaged in any negotiations for any acquisition or joint venture. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1998. We present capitalization:

  . On an actual basis;

  . On a pro forma basis to give effect to the automatic conversion of all outstanding shares of preferred stock into common stock upon the consummation of the offering; and

  . On a pro forma as adjusted basis to give effect to the automatic conversion of all outstanding shares of preferred stock into common stock upon the consummation of the offering and to reflect the sale of the shares in the offering and our receipt of the estimated net proceeds from
    the sale of     shares of common stock offered in the offering at an
    assumed initial public offering price of $    per share, after deducting
    underwriting discounts and commissions and estimated offering expenses.

                                                      December 31, 1998
                                                         (unaudited)
                                               --------------------------------
                                                                     Pro Forma
                                                Actual   Pro Forma  As Adjusted
                                               -------- ----------- -----------
                                                        (in thousands)
Stockholders' equity:
  Preferred stock, $.001 par value, 6,000,000
   shares authorized; 6,000,000 shares issued
   and outstanding actual; no shares issued
   and outstanding pro forma and pro forma as
   adjusted...................................  $    6    $  --         $
  Common stock, $.001 par value, 11,000,000
   shares authorized, 1,989,674 shares issued
   and outstanding actual; 7,989,674 shares
   issued and outstanding pro forma; and
   issued and outstanding pro forma as
   adjusted...................................       2         8
  Additional paid-in capital..................   6,550     6,550
  Retained earnings...........................     192       192
  Deferred stock compensation.................    (254)     (254)
                                                ------    ------        ---
    Total stockholders' equity................   6,496     6,496
                                                ------    ------        ---
    Total capitalization......................  $6,496    $6,496        $
                                                ======    ======        ===

   This table is based on the number of outstanding shares as of December 31, 1998 and does not include the following:

  . 375,975 shares available for issuance under our 1995 Stock Incentive
    Plan;

  . 2,634,351 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $0.72 per share, of which options to purchase 260,636 shares of common stock were exercisable at a weighted average exercise price of $0.10 per share; and

  . 246,886 shares issuable upon the exercise of options granted after December 31, 1998 at a weighted average exercise price of $10.26 per share.

   Please read the capitalization table together with the sections of this prospectus entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes included in this prospectus.

                                    DILUTION

   As of December 31, 1998, our net tangible book value on a pro forma basis giving effect to the conversion of our preferred stock into common stock upon consummation of this offering was approximately $6.5 million or $0.81 per share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of December 31, 1998, our net tangible book value, on a pro forma basis as adjusted for the
sale of     shares of common stock by ESPS, based on an assumed initial public
offering price of $    per share and after deducting the underwriting discounts
and commissions and other estimated offering expenses, would have been
approximately $    per share. This represents an immediate increase of $    per
share to existing stockholders and an immediate dilution of $    per share to
new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..................        $
     Pro forma net tangible book value per share at December 31,
      1998..........................................................  $0.81
     Pro forma increase per share attributable to new investors.....
     Pro forma net tangible book value per share after the offering.
                                                                            ----
   Dilution per share to new investors..............................        $
                                                                            ====

   The following summarizes on a pro forma basis as of December 31, 1998, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed
initial public offering price of $    per share.


   This table is based on the number of outstanding shares as of December 31, 1998 and does not include the following:

  . 375,975 shares available for issuance under our 1995 Stock Incentive
    Plan;

  . 2,634,351 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $0.72 per share, of which options to purchase 260,636 shares of common stock were exercisable at a weighted average exercise price of $0.10 per share; and

  . 246,886 shares issuable upon the exercise of options granted after December 31, 1998 at a weighted average exercise price of $10.26 per share.

                                                          Total
                                  Shares Purchased    Consideration     Average
                                  ----------------- ------------------   Price
                                   Number   Percent   Amount   Percent Per Share
                                  --------- ------- ---------- ------- ---------
Existing stockholders............ 7,989,674     %   $6,172,000     %     $0.77
New investors....................
                                  ---------   ---   ----------   ---
  Total..........................               %                  %
                                  =========   ===   ==========   ===

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The tables that follow present portions of our Financial Statements and are not complete. You should read the following selected financial data in conjunction with our Financial Statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. We derived the statement of operations data for the fiscal years ended March 31, 1996, 1997 and 1998, and the balance sheet data as of March 31, 1997 and 1998 from our Financial Statements that have been audited by Ernst and Young LLP, independent auditors, which are included elsewhere in this prospectus. We derived the statement of operations data for the period from inception, April 24, 1994, to March 31, 1995 and the balance sheet data as of March 31, 1995 and 1996 from audited Financial Statements, that are not included in this prospectus. We derived the statement of operations data for the nine months ended December 31, 1997 and 1998 and the balance sheet as of December 31, 1998 from unaudited Financial Statements and they include all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and operating results for that period. Operating results for the nine months ended December 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for the entire year. Pro forma balance sheet data reflects the automatic conversion of all outstanding shares of preferred stock into common stock upon consummation of this offering. You should not rely on our historical results as an indicator of our future results. See Note 11 of Notes to Financial Statements for an explanation of the method used to calculate pro forma basic and diluted earnings per share.

                                                                      Nine Months
                            Period from     Fiscal Years Ended           Ended
                          April 24, 1994         March 31,           December 31,
                            (inception)    -----------------------  ----------------
                         to March 31, 1995  1996    1997     1998    1997     1998
                         ----------------- ------  -------  ------  -------  -------
                                                                      (Unaudited)
Statement of Operations
 Data:
  Revenues:
  Software licenses.....       $ 100       $  721  $   648  $6,814  $ 4,013  $ 9,461
  Services and
   maintenance..........           2           32      420   1,832    1,081    2,878
                               -----       ------  -------  ------  -------  -------
    Total revenues......         102          753    1,068   8,646    5,094   12,339
  Cost of revenues:
  Software licenses.....         --           --        68     258      142      272
  Services and
   maintenance..........         --            72      506   1,589    1,021    2,021
                               -----       ------  -------  ------  -------  -------
    Total cost of
     revenues...........         --            72      574   1,847    1,163    2,293
                               -----       ------  -------  ------  -------  -------
  Gross profit..........         102          681      494   6,799    3,931   10,046
  Operating expenses:
  Research and
   development..........         208          725    1,407   1,978    1,393    2,778
  Sales and marketing...          32           95      714   1,283      774    3,026
  General and
   administrative.......         302          633    1,147   1,229      794    2,214
                               -----       ------  -------  ------  -------  -------
    Total operating
     expenses...........         542        1,453    3,268   4,490    2,961    8,018
                               -----       ------  -------  ------  -------  -------
  Income (loss) from
   operations...........        (440)        (772)  (2,774)  2,309      970    2,028
  Interest, net.........           5           18      (39)     52       38      127
                               -----       ------  -------  ------  -------  -------
  Income (loss) before
   income taxes.........        (435)        (754)  (2,813)  2,361    1,008    2,155
  Income tax provision
   (benefit)............         --           --       --     (514)  (1,025)     836
                               -----       ------  -------  ------  -------  -------
  Net income (loss).....       $(435)      $ (754) $(2,813) $2,875  $ 2,033  $ 1,319
                               =====       ======  =======  ======  =======  =======

                                                                            Nine Months
                             Period from                                       Ended
                           April 24, 1994   Fiscal Years Ended March 31,    December 31,
                             (inception)    ------------------------------- ------------
                          to March 31, 1995   1996       1997       1998    1997   1998
                          ----------------- ---------  ---------  --------- ----- ------
                                                                            (unaudited)

Earnings (loss) per
 share:
  Basic.................       $ (0.44)        $(1.11)    $(5.09)    $ 5.53 $5.07 $ 0.80
  Diluted...............         (0.44)         (1.11)     (5.09)      0.37  0.28   0.13
Shares used in
 computation of earnings
 (loss) per share:
  Basic.................         1,000            682        553        520   401  1,658
  Diluted...............         1,000            682        553      7,859 7,333  9,949
Pro forma earnings per
 share:
  Basic.................                                          $    0.44       $ 0.17
  Diluted...............                                               0.37         0.13
Shares used in
 computation of pro
 forma earnings per
 share:
  Basic.................                                              6,520        7,658
  Diluted...............                                              7,859        9,949

                                            March 31,          December 31, 1998
                                    -------------------------- -----------------
                                    1995  1996   1997   1998   Actual  Pro Forma
                                    ---- ------ ------ ------- ------- ---------
                                                                  (unaudited)
Balance Sheet Data:
  Cash and cash equivalents........ $435 $  871 $2,311 $ 4,558 $ 3,142  $ 3,142
  Working capital..................  409    429  1,608   4,119   4,865    4,865
  Total assets.....................  602  1,262  3,211  10,017  10,297   10,297
  Preferred stock..................    1      2      6       6       6      --
  Stockholders' equity.............  547    786  1,962   4,896   6,496    6,496

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This section of this prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipate," "believe," "expect," "future," and similar expressions to identify forward-looking statements. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. For a description of these risks, see "Risk Factors."

Overview

Our History of Operations

   ESPS is a leading provider of enterprise compliance management solutions to businesses in highly regulated industries. Our solution, which consists of the CoreDossier family of software products and related services, enables users throughout an enterprise to collaborate in the authoring, compilation, distribution and publishing of compliance information and regulatory submissions. We designed our CoreDossier software products to utilize advanced technologies, such as corporate intranets and the Internet, and to meet emerging electronic compliance requirements and standards. We believe our solution enables our customers to realize a return on their investment by reducing the cost and burden of compliance while also reducing the time required to bring new products and services to market.

   ESPS was founded in April 1994. In our first fiscal year of operation, ended March 31, 1995, we focused primarily on research and development activities. From early in the fiscal year ended March 31, 1996 through the fiscal year ended March 31, 1997, we began to recruit personnel, purchase operating assets, market our products, build a direct sales force and expand our services business. We commercially released CoreDossier in November 1995. Our revenues totaled $753,000 in the fiscal year ended March 31, 1996 and $1.1 million in the fiscal year ended March 31, 1997. We generated net losses of $754,000 in the fiscal year ended March 31, 1996 and $2.8 million in the fiscal year ended March 31, 1997.

   In the fiscal year ended March 31, 1997, we substantially expanded our operations to capitalize on our opportunity within the rapidly emerging enterprise compliance management market. We decided to accelerate our investments in marketing, sales, professional services, product development and our general and administrative infrastructure. As a result, from March 31, 1996 to February 28, 1999, we have:

  . Added more than 110 employees;

  . Opened two domestic field sales offices;

  . Entered the European market by opening a direct sales office in the United Kingdom; and

  . Released three major upgrades to CoreDossier and two industry-specific modules.

   We believe these investments have been critical to our growth to date. Our revenues were $8.6 million for the fiscal year ended March 31, 1998, representing an increase of 710% from the fiscal year ended March 31, 1997. During the nine months ended December 31, 1998, our revenues were $12.3 million, representing an increase of 142% compared to the period ended December 31, 1997. Although these investments have significantly increased our operating expenses, we have seen our income from operations increase to $2.0 million for the nine months ended December 31, 1998, an increase of 109% from the $970,000 reported for the same period of 1997. We have been profitable for the last five consecutive quarters and, as of December 31, 1998, had retained earnings of $192,000. We anticipate that our operating expenses will increase substantially for the foreseeable future as we continue to expand our product development, sales and marketing, professional services and administrative staff.

Source of Revenues and Revenue Recognition Policy

   We generate revenues through software licenses and services and maintenance. Software licenses revenues are generated from licensing the rights to use our products. Services and maintenance revenues are generated from sales of customer support services contracts and consulting and training services performed for customers that license our products.

   Revenues from the sale of software licenses are recognized upon shipment of software when persuasive evidence of an agreement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is typically based on the price charged when an element is sold separately, or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established by authorized management, will not change before market introduction. Elements included in multiple element arrangements could consist of software products, upgrades, enhancements, customer support services, or consulting services. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

   Revenues from maintenance are recognized ratably over the term of the customer support contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements related to the installation of our software products. Revenues from consulting and training services are recognized as services are performed. If a transaction includes both license and service elements, license fee revenues are recognized on shipment of the software, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to acceptance criteria.

   Our revenue recognition policy is in accordance with American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition."

Our Results of Operations

   We believe that period-to-period comparisons of our operating results are not meaningful. You should not rely on them to predict our future performance. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. However, we may not be able to successfully address such risks and difficulties. In addition, although we have experienced significant revenue growth recently, this revenue growth may not continue, and we may not maintain profitability in the future. Our future operating results will depend on many factors, including:

  . Demand for our products and services;

  . Product and price competition;

  . Variability in the mix of our software licenses revenues and services and maintenance revenues;

  . Variability in the mix of services that we perform and those performed by third-party service providers;

  . Success in expanding our direct sales force and professional services organization and implementing indirect distribution channels;

  . Our ability to develop and market new and enhanced products on a timely basis;

  . Timing of our new product introductions and product enhancements or those of our competitors;

  . Continued purchases by our existing customers, including additional software licenses and services and maintenance contracts;

  . International sales;

  . The loss of any key employees and timing of our new hires;

  . Significant downturns in the software industry, particularly when general economic conditions decline and spending on management information systems decreases;

  . The fiscal or quarterly budget cycles of our customers;

  . The efforts of our direct sales force to meet or exceed quarterly or fiscal year-end sales quotas; and

  . The effects of Year 2000 issues on customers' purchasing decisions.

   The following table presents certain statement of operations data for the periods indicated as a percentage of total revenues:

                                             Percentage of Revenues
                                        ---------------------------------------
                                                                  Nine Months
                                           Fiscal Years              Ended
                                          Ended March 31,        December 31,
                                        -----------------------  --------------
                                         1996     1997    1998    1997    1998
                                        ------   ------   -----  ------  ------
                                                                  (unaudited)
Statement of Operations Data:
  Revenues:
    Software licenses..................   95.8%    60.7%   78.8%   78.8%   76.7%
    Services and maintenance...........    4.2     39.3    21.2    21.2    23.3
                                        ------   ------   -----  ------  ------
      Total revenues...................  100.0    100.0   100.0   100.0   100.0
  Cost of revenues:
    Software licenses..................    --       6.4     3.0     2.8     2.2
    Services and maintenance...........    9.6     47.4    18.4    20.0    16.4
                                        ------   ------   -----  ------  ------
      Total cost of revenues...........    9.6     53.8    21.4    22.8    18.6
                                        ------   ------   -----  ------  ------
  Gross profit.........................   90.4     46.2    78.6    77.2    81.4
  Operating expenses:
    Research and development...........   96.3    131.7    22.9    27.3    22.5
    Sales and marketing................   12.6     66.9    14.8    15.2    24.5
    General and administrative.........   84.1    107.4    14.2    15.6    17.9
                                        ------   ------   -----  ------  ------
      Total operating expenses.........  193.0    306.0    51.9    58.1    64.9
                                        ------   ------   -----  ------  ------
  Income (loss) from operations........ (102.6)  (259.8)   26.7    19.1    16.5
  Interest, net........................    2.4     (3.7)    0.6     0.7     1.0
                                        ------   ------   -----  ------  ------
  Income (loss) before income taxes.... (100.2)  (263.5)   27.3    19.8    17.5
  Income tax provision (benefit).......    --       --     (6.0)  (20.1)    6.8
                                        ------   ------   -----  ------  ------
  Net income (loss).................... (100.2)% (263.5)%  33.3%   39.9%   10.7%
                                        ======   ======   =====  ======  ======

Comparison of Nine Months Ended December 31, 1997 to Nine Months Ended December 31, 1998

Revenues

   Total revenues consist of software licenses revenues and services and maintenance revenues. Services and maintenance revenues include professional consulting, training and customer support services. Total revenues increased 142% from $5.1 million for the nine months ended December 31, 1997 to $12.3 million for the nine months ended December 31, 1998. For the nine months ended December 31, 1997, one customer accounted for 19% of revenues. For the nine months ended December 31, 1998, one customer accounted for 10% of revenues.

   Software licenses revenues increased 136% from $4.0 million for the nine months ended December 31, 1997 to $9.5 million for the nine months ended December 31, 1998. We attribute this increase to both increased market acceptance of CoreDossier and $1.1 million of license fees from Adobe Systems, Incorporated. In November 1997, we first delivered release 3.0 of CoreDossier. In June 1998, we first delivered release 3.1 of CoreDossier and the CDER Compiler Module specific to the pharmaceutical industry. In October 1998, we first delivered the CADDY Compiler Module specific to the chemical industry.

   Services and maintenance revenues increased 166% from $1.1 million for the nine months ended December 31, 1997 to $2.9 million for the nine months ended December 31, 1998. This increase resulted primarily from an increase in customer support revenues as our customer base continued to grow and, to a lesser extent, increases in consulting and training services. We expect the proportion of services and maintenance revenues to total revenues to fluctuate in the future, depending in part on our customers' direct use of third-party consulting and implementation service providers and the ongoing renewals of customer support contracts.

   Revenues outside of the United States were $79,000 for the nine months ended December 31, 1997, and increased to $2.3 million for the nine months ended December 31, 1998. This increase resulted primarily from the sale of our products and services to existing customers with operations outside the United States.

   We do not believe that we can sustain the historical percentage growth rates of software licenses and services and maintenance revenues.

Cost of Revenues

   Cost of software licenses revenues. Cost of software licenses revenues consists primarily of royalties for third-party technology incorporated into our CoreDossier products. Cost of software licenses revenues increased 92% from $142,000 for the nine months ended December 31, 1997 to $272,000 for the nine months ended December 31, 1998. This increase resulted primarily from an increase in the sale of our CoreDossier products. Cost of software licenses revenues as a percentage of software licenses revenues was 4% for the nine months ended December 31, 1997 and 3% for the nine months ended December 31, 1998.

   Cost of services and maintenance revenues. Cost of services and maintenance revenues consists primarily of personnel costs related to professional services and customer support.

   Cost of services and maintenance revenues increased 98% from $1.0 million for the nine months ended December 31, 1997 to $2.0 million for the nine months ended December 31, 1998. This increase resulted primarily from the hiring and training of professional services and customer support personnel to support our increased customer base. Cost of services and maintenance revenues as a percentage of services and maintenance revenues was 94% for the nine months ended December 31, 1997 and 70% for the nine months ended December 31, 1998. The cost of services and maintenance revenues as a percentage of services and maintenance revenues may vary among periods because of the mix of services we provide which have different cost structures. The decrease in cost of services and maintenance revenues as a percentage of services and maintenance revenues resulted primarily from increased customer support revenues, which have higher margins than the other services.

Operating Expenses

   Research and development. Research and development expenses consist primarily of salaries, benefits and equipment for:

  . Software developers;

  . Quality assurance personnel; and

  . Program managers and technical writers.

   Research and development expenses increased 99% from $1.4 million for the nine months ended December 31, 1997 to $2.8 million for the nine months ended December 31, 1998. This increase resulted from an increase in the number of software developers and quality assurance personnel to support our product development and testing activities. Research and development expenses represented 27% of our total revenues for the nine months ended December 31, 1997 and 23% for the nine months ended December 31, 1998. The decrease in research and development expenses as a percentage of total revenues primarily reflects the more rapid growth of our revenues compared to the investment in our research and development activities during this period. We believe that we need to significantly increase our research and development investment to expand our market position and continue to expand our product line and penetrate other targeted industries. Accordingly, we anticipate that research and development expenses will increase in future periods.

   Sales and marketing. Sales and marketing expenses consist primarily of:

  . Salaries, commissions and bonuses earned by sales and marketing personnel;

  . Travel and promotional expenses; and

  . Communication costs related to direct sales efforts.

   Sales and marketing expenses increased 291% from $774,000 for the nine months ended December 31, 1997 to $3.0 million for the nine months ended December 31, 1998. This increase resulted primarily from our increased investment in sales and marketing infrastructure, both domestically and internationally. The investments included significant personnel-related expenses, recruiting fees, travel expenses, and related facility and equipment costs. In addition, we increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional activities. Sales and marketing expenses represented 15% of our total revenues for the nine months ended December 31, 1997 and 25% for the nine months ended December 31, 1998. We believe that we will need to significantly increase our sales and marketing expenses to expand our market position, and further increase our penetration and acceptance of our products in other targeted industries. Accordingly, we anticipate that sales and marketing expenses will increase in future periods.

   General and administrative. General and administrative expenses consist primarily of salaries, benefits and related costs for executive, finance, administrative, and information services personnel. These expenses also include fees for legal, accounting, and consulting services.

   General and administrative expenses increased 179% from $794,000 for the nine months ended December 31, 1997 to $2.2 million for the nine months ended December 31, 1998. This increase resulted primarily from the addition of executive, finance and administrative personnel to support the growth of our business and the amortization of deferred stock compensation expense as described below. General and administrative expenses represented 16% of our total revenues for the nine months ended December 31, 1997 and 18% for the nine months ended December 31, 1998. We believe our general and administrative expenses will continue to increase as we expand our administrative staff, domestically and internationally, and incur expenses associated with becoming a public company. We expect these expenses to include annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and legal, accounting and consulting fees.

   Deferred stock compensation expense increased from $0 for the nine months ended December 31, 1997 to approximately $168,000 for the nine months ended December 31, 1998. Total deferred stock compensation at December 31, 1998 of $254,000 will be amortized over the vesting periods of the options.

   Interest, net. Interest, net is derived from interest income earned on our cash and cash equivalents. Interest income increased 234% from $38,000 for the nine months ended December 31, 1997 to $127,000 for the nine months ended December 31, 1998. This increase resulted from an increase in cash and cash equivalents.

   Income taxes. Income taxes increased from a benefit of $1.0 million for the nine months ended December 31, 1997 to a provision of $836,000 for the nine months ended December 31, 1998. This increase resulted primarily from the reversal of a valuation allowance for the nine months ended December 31, 1997 for income tax benefits related to our net operating losses in prior periods. The income tax provision for the nine months ended December 31, 1998 yielded an effective rate of 39%.

Comparison of Fiscal Years Ended March 31, 1996, March 31, 1997 and March 31,
1998

Revenues

   Total revenues increased 42% from $753,000 for the fiscal year ended March 31, 1996 to $1.1 million for the fiscal year ended March 31, 1997. Total revenues for the fiscal year ended March 31, 1998 increased 710% to $8.6 million. During fiscal 1996, one customer accounted for 86% of total revenues. During fiscal 1997, three customers accounted for 100% of total revenues. During fiscal 1998, three customers accounted for 46% of total revenues.

   Software licenses revenues decreased 10% from $721,000 for the fiscal year ended March 31, 1996 to $648,000 for the fiscal year ended March 31, 1997. Software licenses revenues increased 952% to $6.8 million for the fiscal year ended March 31, 1998. The decrease in software licenses revenues from fiscal 1996 to fiscal 1997 resulted primarily from a decline in the average transaction size. The increase in software licenses revenues from fiscal 1997 to fiscal 1998 primarily resulted from increased market acceptance of CoreDossier.

   Services and maintenance revenues increased from $32,000 for the fiscal year ended March 31, 1996 to $420,000 for the fiscal year ended March 31, 1997, and increased 336% to $1.8 million for the fiscal year ended March 31, 1998. The increase in services and maintenance revenues from fiscal 1996 to fiscal 1997 resulted primarily from the increase in customer support services associated with the overall growth of our installed base of customers. The increase in services and maintenance revenues from fiscal 1997 to fiscal 1998 resulted primarily from the increase in consulting, customer support and training services associated with increased sales of our software applications and overall growth of our installed base of customers.

   Revenues outside of the United States were insignificant for fiscal 1996 and fiscal 1997. Revenues outside of the United States were $1.2 million for fiscal 1998.

Cost of Revenues

   Cost of software licenses revenues. Cost of software licenses revenues increased from $0 for the fiscal year ended March 31, 1996 to $68,000 for the fiscal year ended March 31, 1997. Cost of software licenses revenues increased 279% to $258,000 for the fiscal year ended March 31, 1998. Cost of software licenses revenues as a percentage of software licenses revenues was 11% for fiscal 1997 and 4% for fiscal 1998. The increase in cost of software licenses revenues from fiscal 1996 to fiscal 1998 resulted primarily from an increase in the sale of CoreDossier products.

   Cost of services and maintenance revenues. Cost of services and maintenance revenues were $72,000 for the fiscal year ended March 31, 1996 and increased 603% to $506,000 for the fiscal year ended March 31, 1997. Cost of services and maintenance revenues increased 214% to $1.6 million for the fiscal year ended March 31, 1998. Cost of services and maintenance revenues as a percentage of services and maintenance revenues was 225% for fiscal 1996, 121% for fiscal 1997 and 87% for fiscal

1998. The increase in cost of services and maintenance revenues for fiscal 1996 and fiscal 1997 resulted primarily from the hiring and training of customer support personnel. The increase from fiscal 1997 to fiscal 1998 resulted from the hiring and training of professional services and customer support personnel to support our growing customer base. The decrease in cost of services and maintenance revenues as a percentage of services and maintenance revenues from fiscal 1996 to fiscal 1998 primarily reflected increased revenues both in maintenance and consulting services.

Operating Expenses

   Research and development. Research and development expenses increased 94% from $725,000 for the fiscal year ended March 31, 1996 to $1.4 million for the fiscal year ended March 31, 1997 and increased 41% to $2.0 million for the fiscal year ended March 31, 1998. The increases in research and development expenses from fiscal 1996 to fiscal 1998 related primarily to the increase in the number of software developers and quality assurance personnel needed to support our product development and testing activities. Research and development costs represented 96% of our total revenues for fiscal 1996, 132% for fiscal 1997 and 23% for fiscal 1998. The increase in research and development expenses as a percentage of total revenues from fiscal 1996 to fiscal 1997 resulted primarily from increased investment in research and development infrastructure. The decrease in research and development expenses as a percentage of total revenues from fiscal 1997 to fiscal 1998 primarily reflect the growth of our revenues in this period, which increased from $1.1 million for fiscal 1997 to $8.6 million for fiscal 1998.

   Sales and marketing. Sales and marketing expenses increased 652% from $95,000 for the fiscal year ended March 31, 1996 to $714,000 for the fiscal year ended March 31, 1997 and increased 80% to $1.3 million for the fiscal year ended March 31, 1998. The increases in sales and marketing expenses from fiscal 1996 to fiscal 1998 resulted primarily from our investment in sales and marketing infrastructure, which included significant personnel-related expenses, recruiting fees, travel expenses, and related facility and equipment costs, as well as increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional expenses. Sales and marketing expenses represented 13% of our total revenues for fiscal 1996, 67% for fiscal 1997 and 15% for fiscal 1998. The increase in sales and marketing expenses as a percentage of total revenues from fiscal 1996 to fiscal 1997 resulted primarily from increased investment in sales and marketing infrastructure. The decrease in sales and marketing expenses as a percentage of total revenues from fiscal 1997 to fiscal 1998, reflects the growth of our revenues in this period from $1.1 million for fiscal 1997 to $8.6 million for fiscal 1998.

   General and administrative. General and administrative expenses increased 81% from $633,000 for the fiscal year ended March 31, 1996 to $1.1 million for the fiscal year ended March 31, 1997 and increased 7% to $1.2 million for the fiscal year ended March 31, 1998. The increase in general and administrative expenses for fiscal 1996 to fiscal 1997 resulted primarily from the addition of executive, finance and administrative personnel to support the growth of our business during these periods. The increase in general and administrative expenses for fiscal 1997 to fiscal 1998 resulted primarily for increased compensation and consulting expenses. General and administrative costs represented 84% of our total revenues for fiscal 1996, 107% for fiscal 1997 and 14% for fiscal 1998.

   Interest, net. Interest, net decreased from $18,000 of interest income for the fiscal year ended March 31, 1996 to $39,000 of interest expense for the fiscal year ended March 31, 1997. This decrease resulted from interest expense incurred in connection with bridge loans. Interest, net increased from $39,000 of interest expense to $52,000 of interest income for the fiscal year ended March 31, 1998. The increase in fiscal 1998 resulted primarily from increases in interest income resulting from higher average cash and cash equivalents.

   Income taxes. We had no provision for income taxes for the fiscal years ended March 31, 1996 and March 31, 1997. As a result of the reversal of a valuation allowance for income tax benefits related to the use of our net operating losses in prior years, we realized a tax benefit of $514,000 in the fiscal year ended March 31, 1998. See Note 6 of Notes to Financial Statements.

Quarterly Results of Operations

   The following table presents our unaudited quarterly results of operations for the last eight fiscal quarters ended December 31, 1998. You should read the following table in conjunction with our Financial Statements and related notes thereto included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Financial Statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                       Quarters Ended
                          --------------------------------------------------------------------------
                          Mar. 31, June 30,  Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31,
                            1997     1997      1997      1997     1998     1998     1998      1998
                          -------- --------  --------- -------- -------- -------- --------- --------
                                                       (in thousands)
Statement of Operations
 Data:
 Revenues:
 Software licenses......   $ 303   $   900    $  909    $2,205   $2,800   $2,040   $3,684    $3,737
 Services and
  maintenance...........     188       286       296       499      751      915      865     1,098
                           -----   -------    ------    ------   ------   ------   ------    ------
  Total revenues........     491     1,186     1,205     2,704    3,551    2,955    4,549     4,835
 Cost of revenues:
 Software licenses......      26        28        44        70      116       70       92       110
 Services and
  maintenance...........     203       211       303       507      568      587      553       881
                           -----   -------    ------    ------   ------   ------   ------    ------
  Total cost of
   revenues.............     229       239       347       577      684      657      645       991
                           -----   -------    ------    ------   ------   ------   ------    ------
 Gross profit...........     262       947       858     2,127    2,867    2,298    3,904     3,844
 Operating expenses:
 Research and
  development...........     392       393       446       555      584      701      894     1,183
 Sales and marketing....     221       187       203       384      509      587      963     1,476
 General and
  administrative........     268       220       275       299      435      549      686       979
                           -----   -------    ------    ------   ------   ------   ------    ------
  Total operating
   expenses.............     881       800       924     1,238    1,528    1,837    2,543     3,638
                           -----   -------    ------    ------   ------   ------   ------    ------
 Income (loss) from
  operations............    (619)      147       (66)      889    1,339      461    1,361       206
 Interest, net..........     (15)        4        24        11       14       50       37        40
                           -----   -------    ------    ------   ------   ------   ------    ------
 Income (loss) before
  income taxes..........    (634)      151       (42)      900    1,353      511    1,398       246
 Income tax provision
  (benefit).............     --     (1,349)      (16)      340      511      198      543        95
                           -----   -------    ------    ------   ------   ------   ------    ------
 Net income (loss)......   $(634)  $ 1,500    $  (26)   $  560   $  842   $  313   $  855    $  151
                           =====   =======    ======    ======   ======   ======   ======    ======

   The following table sets forth unaudited quarterly results of operations as a percentage of revenues:

                                                       Quarters Ended
                          --------------------------------------------------------------------------
                          Mar. 31,  June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31,
                            1997      1997     1997      1997     1998     1998     1998      1998
                          --------  -------- --------- -------- -------- -------- --------- --------
Statement of Operations
 Data:
Revenues:
 Software licenses......     61.7%     75.9%    75.4%    81.5%    78.9%    69.0%     81.0%    77.3%
 Services and
  maintenance...........     38.3      24.1     24.6     18.5     21.1     31.0      19.0     22.7
                          -------    ------    -----    -----    -----    -----     -----    -----
 Total revenues.........    100.0     100.0    100.0    100.0    100.0    100.0     100.0    100.0
Cost of revenues:
 Software licenses......      5.3       2.4      3.7      2.6      3.3      2.4       2.0      2.3
 Services and
  maintenance...........     41.3      17.8     25.1     18.8     16.0     19.9      12.2     18.2
                          -------    ------    -----    -----    -----    -----     -----    -----
 Total cost of revenue..     46.6      20.2     28.8     21.4     19.3     22.3      14.2     20.5
                          -------    ------    -----    -----    -----    -----     -----    -----
Gross profit............     53.4      79.8     71.2     78.6     80.7     77.7      85.8     79.5
Operating expenses:
 Research and
  development...........     79.8      33.1     37.0     20.5     16.4     23.7      19.7     24.5
 Sales and marketing....     45.0      15.8     16.8     14.2     14.3     19.9      21.2     30.5
 General and
  administrative........     54.6      18.5     22.8     11.1     12.3     18.6      15.1     20.2
                          -------    ------    -----    -----    -----    -----     -----    -----
 Total operating
  expenses..............    179.4      67.4     76.6     45.8     43.0     62.2      56.0     75.2
                          -------    ------    -----    -----    -----    -----     -----    -----
Income (loss) from
 operations.............   (126.0)     12.4     (5.4)    32.8     37.7     15.5      29.8      4.3
Interest, net...........     (3.1)      0.3      2.0      0.4      0.4      1.7       0.8      0.8
                          -------    ------    -----    -----    -----    -----     -----    -----
Income (loss) before
 income taxes...........   (129.1)     12.7     (3.4)    33.2     38.1     17.2      30.6      5.1
Income tax provision
 (benefit)..............      --     (113.7)    (1.3)    12.6     14.4      6.7      11.9      2.0
                          -------    ------    -----    -----    -----    -----     -----    -----
Net (loss) income.......  (129.1)%    126.4%   (2.1)%    20.6%    23.7%    10.5%     18.7%     3.1%
                          =======    ======    =====    =====    =====    =====     =====    =====

   The discussions relating to the fiscal year comparisons of the results of operations and the comparisons of the results of operations for the nine month periods ended December 31, 1997 and 1998 generally apply to the comparison of results of operations for the eight quarters ended December 31, 1998.

   Our quarterly operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future as a result of a number of factors, many of which are outside our control. Although historically we have not experienced any significant delays or defects, new products or upgrades may not be released according to schedule, or may contain defects when released. Either of these situations could result in adverse publicity, loss of revenues, delay in market acceptance or claims by customers brought against us, any of which could harm our business. In addition, the timing of individual sales has been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those in which we originally anticipated they would occur. The loss or deferral of one or more significant sales could harm our quarterly operating results.

   We experienced, and expect to continue to experience, significant seasonality with respect to software licenses revenues. We believe that these fluctuations are primarily caused by the efforts of our direct sales force to meet or exceed fiscal year-end sales quotas as well as customer buying patterns and budgetary cycles. In recent years, there have been greater sales of our products in our fourth fiscal quarter than in each of the first three quarters of our fiscal year. For example, in the fiscal year ended March 31, 1998, 41% of total revenues were recognized in the fourth quarter, compared to 31% in the third quarter, 14% in the second quarter, and 14% in the first quarter. In addition, we subsequently experienced lower total revenues in the first quarter of fiscal 1999. We expect that seasonal trends will continue for the foreseeable future.

Liquidity and Capital Resources

   Since our inception, we have primarily financed our operations through private placements of our preferred stock and cash from operations. Through December 31, 1998, proceeds from private placements of preferred stock totaled $6.0 million.

   As of December 31, 1998, we had cash and cash equivalents of $3.1 million, a decrease of $1.4 million from cash and cash equivalents held at March 31, 1998. Our working capital at December 31, 1998 was $4.9 million, compared to $4.1 million at March 31, 1998.

   Our operating activities resulted in net cash outflow of $222,000 for the fiscal year ended March 31, 1996, $2.3 million for the fiscal year ended March 31, 1997 and $433,000 for the nine months ended December 31, 1998. We had $2.7 million of net cash inflows for the fiscal year ended March 31, 1998. The sources of cash in that fiscal year were primarily income from operations, increases in accounts payable and accrued liabilities and increases in deferred revenues, partially offset by increases in accounts receivable, and other current assets. The operating cash outflows for fiscal 1996 and fiscal 1997 resulted from significant investments in sales, marketing and product development, which led to operating losses. The cash outflows from operating losses, increases in accounts receivable, and other current assets were partially offset by increases in accounts payable and accrued liabilities and deferred revenues. The operating cash outflows for the nine months ended December 31, 1998 resulted primarily from increases in accounts receivable and decreases in deferred revenues partially offset by increases in accounts payable and accrued expenses.

   Investing activities used cash of $335,000 for the fiscal year ended March 31, 1996, $224,000 for the fiscal year ended March 31, 1997, $547,000 for the fiscal year ended March 31, 1998 and $1.1 million for the nine months ended December 31, 1998, for the purchase of property and equipment.

   Financing activities provided cash of $992,000 for the fiscal year ended March 31, 1996 and $4.0 million for the fiscal year ended March 31, 1997. The source of cash from financing activities for the fiscal years ended March 31, 1996 and 1997 was through the issuance of preferred stock and financing from bridge loans. Financing activities provided cash of $59,000 for the fiscal year ended March 31, 1998 and $113,000 for the nine months ended December 31, 1998, which represents proceeds from the exercise of stock options.

   We anticipate that we will continue to experience significant growth in our operating expenses. Operating expenses will consume a material amount of our cash resources, including a portion of the net proceeds of this offering. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing, bank debt financing or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any equity financing may dilute your ownership interest in ESPS.

Year 2000 Compliance

 Year 2000 Issue

   Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries including technology, transportation, utilities, finance and telecommunications will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. We recognize the need to ensure that our operations will not be harmed by Year 2000 software failures. We are assessing the potential overall impact of the impending century change on our business, financial condition and operating results.

 Software Products

   Based on our assessment to date, we believe the current versions of our software products are "Year 2000 compliant"--that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. We have substantially completed the testing of the current version of our software. We are currently assessing the need to test the older versions of our software which may still be used on a limited basis. This assessment is expected to be complete by late 1999.

Internal Information Systems

   We have preliminarily assessed our internal management information and other systems to identify any products, services or systems that are not Year 2000 compliant and to plan for corrective action. To date, we have not encountered any material Year 2000 problems with our computer systems or any other equipment that might be subject to such problems. We presently believe that with modifications to existing software and conversions to new software, the Year 2000 problem will not pose a significant operational problem for our computer systems. We expect to complete our testing of the internal information systems by late 1999.

   We plan to verify compliance by external vendors that supply us with software and information systems and to communicate with significant suppliers to determine the readiness of third parties' remediation of their own Year 2000 issues. As part of our assessment, we are evaluating the level of validation we will require of third parties to ensure their Year 2000 readiness. Our verification should be complete by late 1999. If third parties cannot provide us with products, services or systems that meet the Year 2000 requirements on a timely basis, our business, financial condition and results of operations could be harmed.

   Our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products that may not be Year 2000 compliant. We may face claims based on Year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding to date involving our products or services related to Year 2000 compliance issues, we may be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability we may have for Year 2000-related damages, including consequential damages, could harm our business, financial condition and results of operations. In addition, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those we offer. To the extent Year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business, financial condition and results of operations would be harmed.

   To date we have not incurred any material costs directly associated with our Year 2000 compliance efforts as they relate to both our software products and our internal information systems. We do not expect the total cost of these Year 2000 compliance activities to be material to our business, financial condition and results of operations. These costs and the timing with which we plan to complete our Year 2000 modifications and testing processes are based on our estimates. However, we may not identify and remediate all significant Year 2000 problems on a timely basis. Remediation efforts may involve significant time and expense and unremediated problems could harm our business, financial condition and results of operations.

   We are currently developing our business continuation contingency plans and expect to have our plans in place by late 1999.

                                  OUR BUSINESS

   ESPS is a leading provider of enterprise compliance management solutions to businesses in highly regulated industries. Our solution, which consists of the CoreDossier family of software products and related services, enables users throughout an enterprise to collaborate in the authoring, compilation, distribution and publishing of compliance information and regulatory submissions. We designed our CoreDossier software products to utilize advanced technologies, such as corporate intranets and the Internet, and to meet emerging electronic compliance requirements and standards. We believe our solution enables our customers to realize a return on their investment by reducing the cost and burden of compliance while also reducing the time required to bring new products and services to market. As of February 28, 1999, we have licensed versions of our CoreDossier products to 44 customers in the pharmaceutical and biotechnology industry, the chemical industry and the utilities industry.

Industry Overview

Overview of Regulation and Compliance

   Virtually every business in the world is subject to rules, regulations and standards imposed by various regulatory agencies. As part of their oversight, regulatory agencies typically require businesses to compile information to document their compliance with specific regulations and to maintain compliance records. In addition, regulatory agencies often require businesses to make periodic or event-driven submissions. Periodic submissions demonstrate a business's compliance with regulations relating to its ongoing operations. Event-driven submissions are required in connection with a specific business event, such as the introduction of a new product or service or a change in customer rates.

   In the United States, federal and state regulatory agencies are responsible for ensuring that businesses comply with various regulations. The following table provides examples of major federal regulatory agencies and each agency's estimate of the number of hours required for mandated record keeping and compliance reporting, or burden hours, as reported to the Office of Management and Budget for 1997 under the Paperwork Reduction Act of 1995.

                                                                    Compliance
         Agency                                                    Burden Hours
         ------                                                    -------------
Environmental Protection Agency, or EPA........................... 115.6 million
Federal Energy Regulatory Commission, or FERC.....................   5.2 million
Nuclear Regulatory Commission, or NRC.............................  10.3 million
Securities and Exchange Commission, or SEC........................ 148.9 million

   Significant state regulatory agencies in the United States include public utility commissions and insurance commissions. Similar regulatory environments exist throughout the world, requiring many businesses with international operations to comply with regulations in most nations in which they operate.

   Three examples of highly-regulated industries include the pharmaceutical and biotechnology industry, the chemical industry and the utilities industry.

  . Pharmaceutical and biotechnology industry. The pharmaceutical and biotechnology industry includes over 4,000 companies worldwide, many of which market their products in a number of different countries. Because of the potential risks associated with newly-developed drugs and medical devices, regulatory agencies typically require pharmaceutical and biotechnology companies to extensively document their research, development and manufacturing processes. In addition, pharmaceutical and biotechnology companies generally must demonstrate the safety and efficacy of a drug or medical device to a regulatory agency prior to its commercialization. This process often requires the collection of data that takes years to compile and the preparation of submissions that consist of hundreds of thousands of pages.

  . Chemical industry. The chemical industry includes over 4,000 companies worldwide, many of which sell products around the world. Similar to companies in the pharmaceutical and biotechnology industry, chemical companies are, in many cases, required to receive regulatory approval prior to the introduction of new products. In addition, the chemical industry faces more significant regulation than most other industries relating to environmental protection and the transportation of hazardous materials.

  . Utilities industry. The utilities industry includes over 3,000 companies worldwide, including electric utilities, gas transmission and distribution companies and telecommunications companies. Utilities face significant regulation with regard to expanding their infrastructure and setting and changing customer rates. Additionally, the global trend toward deregulation in the utilities industry is increasing the volume of regulatory filings, since an increasing number of companies are entering the market and existing utility companies are entering territories in which they were previously not permitted to compete.

The Compliance Process

   Companies must undertake a complex process to comply with regulations imposed by the regulatory agencies that oversee their operations. The compliance process requires significant time and effort from personnel in various departments within a company. The major aspects of the compliance process include:

  . Authoring the information. Various persons within and outside a business organization, including scientists, researchers, technical personnel, consultants, financial analysts and regulatory affairs personnel, who are often in different geographic locations, conduct studies and capture and analyze data over a period of time. Individuals then author information detailing their studies, analyses and conclusions.

  . Collecting and compiling the information from multiple authors and in various formats. Regulatory affairs personnel collect from various authors information, which often exists in a variety of formats, including paper files, faxes, phone messages, e-mails, word processing files, spreadsheets, graphics programs, and the company's own proprietary software. This information is then compiled by teams of regulatory affairs and clerical personnel who are dedicated to the compliance process.

  . Publishing a comprehensive document. The compliance teams publish the information in a form or document that complies with the specifications of a regulatory agency. This often involves scanning and copying a large number of voluminous files. The document must then be formatted for publication, which includes conforming the different numbering schemes, footnotes and technical terms used in the various narratives.

  . Circulating the document for review and revision. The initial document is distributed to numerous scientists, researchers, technical personnel, consultants, financial analysts, management and outside advisors for their review and comments. The comments are then integrated by the regulatory affairs group into a revised compliance document. The revised document is then distributed again for review. This process is repeated, often multiple times, until all parties are satisfied with the document.

  . Publication of the final compliance document. Once the compliance process is complete, final versions of the document are published and archived for ongoing compliance purposes and, if required, submitted to a regulatory agency.

   Many companies incur significant costs relating to compliance activities. Direct costs include the cost of personnel, such as scientists, technical personnel, accountants, lawyers and management, and other administrative costs related to the compliance process. Indirect costs include lost revenues and market share resulting from delays in introducing new products, fees and expenses resulting from penalties imposed by regulatory agencies for non-compliance and monetary damages and legal fees resulting from legal actions brought by agencies or other third parties. In addition to delays relating to the company's compliance process, regulatory agencies may experience difficulty in working with various electronic filing formats and voluminous paper filings, resulting in lengthy review time for compliance filings. As regulatory environments become more complex and the number of companies subject to regulation increases, we expect compliance costs to grow and the need for access to information to increase.

The Emergence of Electronic Compliance

   Historically, businesses have used a manual process to create paper-based documentation and submissions that demonstrate compliance with regulatory requirements. In recent years, the emergence of new technologies and the increase in the complexity of regulatory compliance have caused businesses to reevaluate how they assemble, compile, share, review and revise compliance information.

   At the same time, regulatory agencies around the world are analyzing the benefits of electronic compliance and submissions and are moving toward implementing electronic compliance standards. In the United States, the federal government has encouraged regulatory agencies to adopt electronic compliance standards and to use technology to improve productivity, efficiency and effectiveness by reducing the burden of collecting, disseminating and reviewing information. Recently, regulatory agencies have begun to implement electronic compliance and reporting standards. Examples of the increasing adoption of electronic compliance in the United States and abroad include:

  . The FDA has announced its intention to support all electronic filings by 2002;

  . The EPA has announced its intention to support all electronic filings by 2000;

  . FERC has announced an electronic filing initiative to improve processing and distribution of filings;

  . BfArM, the Bundesinstitut fur Arzneimittel und Medizinprodukte, a German regulatory agency, has announced its intention to support electronic submissions; and

  . The European Union has adopted an electronic filing standard for pesticide registrations, known as CADDY.

The Impact of Intranet and Internet Technology

   Intranets and the Internet are quickly emerging as the medium of choice for collecting, publishing and distributing information. These networks provide a relatively low cost and widely dispersed communication, collaboration and data transmission platform. We believe that businesses are seeking to use corporate intranets and the Internet to manage complex business processes, such as compliance management. As businesses attempt to reengineer their complex business processes to utilize these networks, they are faced with the challenge of accessing and integrating large amounts of data that are often in various formats and stored in different locations throughout the enterprise.

The Need for Enterprise Compliance Management Solutions

   As businesses move toward implementing electronic compliance processes, a variety of approaches have emerged that attempt to address the requirements and to realize the benefits of electronic compliance. These approaches include:

  . Internally-developed systems. Systems developed by internal information technology departments tend to be highly customized and are designed to meet the specific regulatory requirements at the time of development. As regulations change and technology advances, these systems are increasingly costly and difficult to maintain due to their lack of flexibility. Furthermore, many of these systems were not specifically designed to take advantage of intranet and Internet technologies.

  . Document management systems. Document management systems are designed to scan, store, secure and archive documents. These systems are not designed to support the compliance management function and generally lack the capability to support complex document publication, automatic cross-referencing and different pre-defined forms and formats.

  . Point solutions. Point solutions are software tools designed to address a very specific compliance requirement. These tools generally do not have the breadth to address all of the compliance management needs of businesses that are required to comply with the complex regulations of multiple agencies.

  . Desktop publishing tools. Desktop publishing tools are typically word processing tools that are used to create individual pieces of a compliance-related document. These tools often lack the features and functions required to enable a business to create much larger and more complex compliance documents.

  . Outsourcing. Businesses sometimes hire third parties to prepare regulatory submissions. This approach can be costly and time-consuming and may limit the ability of businesses to reuse the information that has been prepared.

   We believe that businesses, in an effort to significantly improve their compliance processes, are seeking an enterprise-wide compliance management solution that has the following characteristics:

  . Enterprise scalability. The ability to access information and collaborate on publications by an increasing number of users in multiple departments throughout an enterprise.

  . Industry-specific compliance expertise. Expertise in the complex and rapidly changing compliance requirements of particular industries.

  . Multiple-industry applicability. Ability to meet the compliance requirements of customers operating in various industries.

  . Leading technology foundation. Support for the most advanced technology platforms, such as intranets and the Internet, as well as an architecture that allows for changes in technology.

  . Support multiple information formats. Ability to collect information stored in various formats, including spreadsheets, desktop publishing and database applications, as well as the ability to output to the various formats supported by regulatory agencies in each industry.

  . Rapid implementation. Ability to be rapidly implemented throughout the enterprise.

   We believe that an enterprise-wide application which exhibits these characteristics will enable businesses to deploy effective compliance management systems to reduce compliance costs and the time required to bring new products and services to market.

Our Solution

   Our solution, which consists of the CoreDossier family of software products and related services, enables users throughout an enterprise to collaborate in the authoring, compilation, distribution and publishing of compliance information and regulatory submissions. We designed our CoreDossier software products to utilize advanced technologies, such as corporate intranets and the Internet, and to meet emerging electronic compliance requirements and standards. We believe our solution reduces the risks associated with the deployment of in-house and other customized compliance management solutions and enables companies in highly regulated industries to realize a return on their investment through direct cost savings. Furthermore, we believe our solution enables companies to reduce the time required to bring new products and services to market. We also offer our solution to regulatory agencies to provide them with more effective and efficient access to compliance filings, thereby decreasing the time required for regulatory review and response.

   Our solution provides our customers with the following key advantages:

   Scalable enterprise-wide solution. Our solution extends throughout an enterprise, providing multiple departments in various locations throughout the world with the ability to collaborate in the authoring, assembling, distributing and publishing of compliance information. We also designed our solution to support the growth of our customers as they add new users and process an increasing amount of compliance information.

   Domain expertise. We designed our solution around our expertise in meeting the specific compliance needs of each industry in which our customers compete. Our professionals possess industry expertise and in-depth knowledge of specific compliance requirements. This domain expertise enables us to provide an enterprise compliance management solution that effectively addresses the requirements, changes and subtleties of regulations that are unique to each specific industry.

   Modular product architecture. Our solution addresses the compliance requirements of customers in various industries through the use of industry-specific modules to enhance the functionality of the CoreDossier platform. Furthermore, our solution enables large diversified businesses that operate in numerous industries to address various regulatory requirements with a single compliance solution.

   Intranet and Internet capabilities. We designed our systems architecture to be adaptable to advancing intranet and Internet technologies. We believe that corporate intranets and the Internet will become increasingly important in the compliance management process as companies continue to rapidly adopt these communication platforms.

   Multiple input and output capabilities. We designed our solution to enable users to input information in different formats, including paper files, faxes, phone messages, e-mails, word processing files, spreadsheets, graphics programs, and the company's own proprietary software. In addition, CoreDossier supports older formats such as WordStar and Wang Office. CoreDossier also enables users to output information in numerous formats, including those most commonly used in the compliance submission process, such as HTML, PDF, TIFF and paper.

   Rapid deployment. We designed our solution to be quickly implemented throughout a customer's enterprise. Since our solution is tailored to meet the specific compliance requirements of our targeted industries, it requires minimal customization.

Our Strategy

   Our goal is to be the leading provider of enterprise compliance management solutions that enable businesses to author, compile, distribute and publish complex compliance documents. To achieve this objective we intend to:

   Enhance our Technology Leadership and Product Functionality. We believe that our products provide the most advanced solution to meet enterprise compliance requirements in our targeted markets. Our solution incorporates leading technologies, such as intranet and Internet technologies. We intend to maintain and enhance our position as a technology leader by continuing to invest in product development to:

  . Expand the base functionality of the CoreDossier platform;

  . Support emerging publishing standards and formats;

  . Enhance existing industry-specific modules; and

  . Develop industry-specific modules to target new industries.

   In addition, we encourage third parties to develop industry-specific modules that will further enhance the functionality of CoreDossier through the use of application programming interfaces.

   Target Other Industries. We have focused our product development, consulting, sales and marketing efforts on specific industries, particularly the pharmaceutical and biotechnology industry and, more recently, the chemical and utilities industries. We believe that companies in other industries could benefit from our solution and we intend to utilize our experience in compliance management to rapidly penetrate these industries. We intend to:

  . Leverage the comprehensive compliance technology contained in the CoreDossier platform to quickly develop new modules that provide industry-specific compliance functionality; and

  . Utilize and expand our cross-functional sales and marketing teams, which combine industry specific compliance expertise with knowledge of product development, to quickly penetrate targeted industries.

   The additional industries we are currently targeting include the financial services, insurance and discrete manufacturing industries.

   Enhance our Domain Expertise. We believe our industry expertise and knowledge of specific compliance requirements enables us to more effectively tailor our solutions to the specific needs of businesses in the industries we target. Furthermore, our domain expertise enables us to provide our customers with access to critical and constantly changing compliance-related information. We intend to continue to enhance our industry-specific domain expertise to accelerate our entrance into other industries and to quickly establish a leadership position in such industries.

   Promote Use of Intranet and Internet Technologies for Compliance
Management. We actively promote the use of intranet and Internet technologies for compliance management by hosting informational seminars and demonstrating the capabilities of our technology through installations at regulatory agencies. We have participated in several of the first Web-based regulatory submissions. We believe that a better understanding by businesses and regulatory agencies of the benefits of using intranets and the Internet for compliance management will enhance our position as a leader in the use of these emerging technologies.

   Expand our Professional Services Organization. We have recently established a professional services organization to enhance our customers' ability to realize maximum return on their investment in CoreDossier. In addition to helping customers realize this return, our professional services organization is designed to assist them in addressing other requirements and functions within their business such as record keeping and internal compliance.

   Expand and Capitalize on our Strategic Alliances. We believe that our strategic alliances with leading systems integration firms, information technology consulting firms and technology companies enable us to promote awareness of our products and services, expand territorial coverage and provide value-added implementation services to end-users. We intend to maintain and strengthen these relationships, as well as establish new relationships with leaders in the information technology industry.

   Enhance our International Presence. We intend to increase our international presence and further enhance our solution to address the needs of companies operating in various countries throughout the world. We believe that significant opportunities exist for enterprise compliance management software that is designed for businesses subject to compliance requirements in various worldwide regulatory environments. We currently maintain an office in London, England and intend to add sales personnel, develop domain expertise and establish additional offices to further address international markets.

Products

   The CoreDossier product family includes the CoreDossier platform, industry-specific modules and the CoreDossier Application Program Interfaces, or APIs. Our software products comprise a modular system that may be configured in a variety of ways to meet customers' industry-specific requirements. The CoreDossier platform provides the foundation for enabling our customers to collaborate in the authoring, compiling, distributing and publishing of compliance information. Our industry-specific modules are easy-to-install software products that perform compliance functions designed to meet the regulatory requirements of a particular industry. The CoreDossier APIs enable third parties to develop custom applications and extend access to additional external information sources.

   The CoreDossier family of products is priced on a per-server basis. Depending upon the functionality and industry-specific modules chosen by a customer, the license fee for the CoreDossier solution generally ranges from $200,000 to $400,000 per-server, with multiple site licenses costing in excess of $1.0 million. Customers can purchase additional industry-specific modules, which range from $40,000 to $75,000 per module and are sold on a per-server basis. The license fees for CoreDossier do not include fees for implementation, technical support and training.

The CoreDossier Platform

   The CoreDossier platform is the base product used by our customers. The CoreDossier platform addresses the following aspects of compliance management:

   Support for multiple file format inputs. Many documents and other information required for a regulatory submission exist in both paper and electronic formats. CoreDossier supports over 100 file formats, enabling businesses to utilize information in its existing formats without the complications generally associated with file conversion. Electronic formats include:

  . Current word processing formats, such as Microsoft Word, WordPerfect and Interleaf, and older word processing formats such as Wang Office and WordStar;

  . Spreadsheet formats, such as Excel, Lotus 1-2-3 and SAS;

  . Graphic formats, such as TIFF, BMP and Illustrator;

  . Desktop publishing tools, such as Quark, Photoshop and Pagemaker; and

  . Communication formats, such as e-mail and facsimile.

   In addition, CoreDossier supports a variety of file and document management systems, including Documentum, PC DOCS and FileNet. In our next product release, we intend to support Extensible Markup Language, or XML, which will enable CoreDossier to better support other external information sources.

   Publication design. CoreDossier allows customers to define, create and reuse publication templates. These templates provide a standardized structure for resulting publications, which contains documents, document templates, standards for headers and footers, tables of contents and finishing options. As a result, customers can quickly create new publications that meet predefined internal or external compliance requirements using an old template. This also allows companies to utilize information contained in previous publications to create new publications.

   Support for multiple file format outputs. CoreDossier supports output in standardized formats and languages such as HTML, PDF, TIFF and paper. In our next product release, we intend to support XML and additional output formats to better address our customers' needs. The ability to support multiple outputs is essential for many of our customers, as many regulatory agencies require that companies publish both in electronic formats and in paper format. In addition, the ability to publish in multiple output formats provides companies with the ability to reuse compliance information for other purposes, including quality assurance, record-keeping and internal compliance.

   Server-to-server communications. CoreDossier servers installed in different departments of a business can share compliance and publication information. As a result, a CoreDossier user in one department, such as product development, can share information and collaborate with a user in another department, such as regulatory affairs.

   The CoreDossier platform is comprised of the:

  . CoreDossier Server, which manages publication information and maintains data integrity in response to requests from the CoreDossier Assemblers.

  . CoreDossier Generator, which is responsible for converting source documents into PDF renditions and document data. The PDF renditions are stored within the original source documents. The document data, such as cross-references and table of contents information, are stored in the CoreDossier Server. The CoreDossier Generator is also responsible for servicing publishing requests from the CoreDossier Assemblers.

  . CoreDossier Assembler, which is the main interface for the publication manager. The CoreDossier Assembler enables multiple users to create and modify a publication simultaneously, allowing for a collaborative publication creation process.

  . CoreDossier Web Server, which enables access to publications on corporate intranets and the Internet.

  . CoreDossier Document Management Interface, which enables CoreDossier to communicate with a user's document management system. Through this interface, CoreDossier can access documents in Documentum, FileNet, PC DOCS and shared file systems. Interfaces are planned for Open Text and Lotus Notes in the future.

   CoreDossier is written in C++ and supports Windows 95, Windows 98 and Windows NT operating systems. The CoreDossier Server and the CoreDossier Generator run on Windows NT. The CoreDossier Web Server runs on Windows NT and was created using HTML, XML, PDF and Java programming languages. We anticipate that future versions of the CoreDossier Web Server will run on a variety of UNIX platforms.

Industry-Specific Modules

   We have developed customized modules for the CoreDossier platform to meet the specific needs of our targeted industries. Because of the modular architecture of the CoreDossier solution, we have been able to develop and introduce these industry-specific modules quickly and efficiently. These industry-specific modules extend the core capabilities of the CoreDossier platform by providing additional user interfaces, processes and output formats that are designed specifically for a particular industry's compliance requirements.

   Existing modules and modules currently under development include:

  . CDER Compiler Module. This module enables our customers in the pharmaceutical and biotechnology industry to produce electronic submissions for new drug applications that comply with the FDA's specifications. These electronic submissions enable our customers to reduce time required for the assembly and review process for a new drug application. Currently, we offer a CDER Compiler Module and a collection of pharmaceutical templates.

  . CADDY Compiler Module. This module enables our customers to produce electronic submissions for global agrochemical product registrations. The CADDY Compiler Module was used to prepare the first submission that complied with the current specifications for agrochemical electronic filings with the Canadian Pest Management Regulatory Agency. Currently, we offer a CADDY Compiler Module and one agrochemical template.

  . DAMOS Compiler Module. This module enables our customers to produce electronic submissions for pharmaceutical product registrations. The DAMOS Compiler has been used to prepare submissions to BfArM, a regulatory agency that oversees the pharmaceutical industry in Germany. Currently, we offer a DAMOS Compiler Module and three pharmaceutical templates.

  . CoreDocket Module. The first release of the CoreDocket Module is targeted for mid-1999. This module is designed to enable utilities companies to collect and organize information from multiple sources quickly for regulatory filings. One distinct feature of CoreDocket is that utilities can use their existing e-mail and authoring systems in automating the process of responding to compliance-related requests from the regulatory agencies.

CoreDossier Application Programming Interfaces

   The CoreDossier APIs are used to extend the functionality of the CoreDossier platform. Using software development kits, customers can utilize the APIs to link our solution to other business information systems, such as imaging systems, authoring systems and other legacy systems. Customers can also use the CoreDossier APIs to customize their CoreDossier software to meet their specific needs and support additional input and output formats.

Professional Services

   Our professional services organization provides customers with on-site product implementation and consulting, technical support and training services. Our services include:

   Implementation and Consulting. Our service professionals implement the CoreDossier software for our customers at a single site or multiple sites. As part of our implementation services offering, we work with clients to customize our solution to effectively meet their specific business needs. We provide ongoing consulting services to assist our customers in optimizing the use of our solution to realize a return on their investment as quickly as possible. We price our implementation services on a time and materials basis.

   Technical support. We have implemented a comprehensive technical support program to assist customers in using our products and to identify, analyze and solve problems that may arise. The support program includes worldwide e-mail support, which is available 24 hours a day, seven days a week, and telephone support, which is globally available during the normal business hours of the countries in which our products are used. We provide technical support to our customers as part of our maintenance program, which is typically priced based on a percentage of the then-current software license list price.

   Training. We offer a number of educational classes in conjunction with our products, including end-user training and in-depth technical training covering the implementation and management of our solution. Training services are priced on a per class basis, as well as incremental time and materials charges for customized on-site training.

Strategic Alliances

   We have established a number of relationships with service vendors for the implementation of our software to our customers. We have also entered into marketing and sales alliances with leading technology companies and consulting firms. Through our alliances, we seek to develop and nurture long-term third-party alliances to promote awareness of our products and services, expand geographic coverage, contribute to our product solutions and provide value-added implementation services to the end-user. We frequently participate in joint sales and marketing efforts with our strategic partners. Our strategic alliances are classified in three categories:

   CorePartner Solution Integrators. Solution integrators provide services ranging from project management to installation, systems integration and application development. These solution integrators include Computer Sciences Corporation, First Consulting Group-ISCG, PricewaterhouseCoopers LLP and Science Applications International Corp.

   CorePartner Technology Alliances. Through technology alliances, independent software vendors and service providers create new products and integrate product lines to be compatible with CoreDossier. These technology alliance partners include Documentum, FileNet and Versant Object Technology Corporation.

   CorePartner Strategic Alliances. Through strategic alliances, we seek to promote awareness of our enterprise compliance management solution and gain strategic support for our overall marketing, sales and development programs. We currently have a strategic alliance partnership with Adobe Systems Incorporated.

   We intend to maintain and strengthen these relationships while establishing new relationships to increase awareness of our products and services and increase the quality of our solutions.

Customers and Markets

   Our targeted customers are mid- to -large-sized businesses and divisions of large companies that operate in highly regulated industries. We believe that these enterprises have the greatest compliance burden and are likely to implement new technology as a means of gaining a competitive advantage. We initially focused on the pharmaceutical and biotechnology industry. Consequently, the majority of our existing customers are pharmaceutical and biotechnology companies. We recently introduced the CADDY Compiler Module for the chemical industry and we intend to release the CoreDocket Module for the utilities industry in mid-1999.

   As of February 28, 1999, we licensed versions of our CoreDossier products to over 44 customers. For the fiscal year ended March 31, 1998, three of our customers accounted for approximately 46% of our total revenues. Our agreement with Glaxo-Wellcome Inc. accounted for approximately 17.3% of total revenues for fiscal year 1998. Our agreement with Hoechst Marion Roussel accounted for approximately 15.0% of total revenues for fiscal year 1998 and our agreement with Rhone-Poulenc Rorer Pharmaceuticals Inc. accounted for approximately 13.7% of total revenues for fiscal year 1998.

   Below is a representative list of customers who have licensed our software as of February 28, 1999:

Pharmaceutical and Biotechnology Industry

Abbott Laboratories                      Immunex Corp.
Alcon Laboratories, Inc.                 Ligand Pharmaceuticals Incorporated
Allergan, Inc.                           Molecular Biosystems, Inc.
Athena Neurosciences, Inc.               NPS Pharmaceuticals, Inc.
Baxter Healthcare Corp. (a subsidiary of Organon Laboratories, Ltd. (a
 Baxter International Inc.)               subsidiary of Akzo Noble Pharma
Biogen, Inc.                              B.V.)
Coulter Pharmaceutical, Inc.             Otsuka America Pharmaceutical, Inc.
DuPont Pharmaceuticals Company           Pfizer, Inc.
Dura Pharmaceuticals Inc.                PharmaNet, Inc.
G.D. Searle & Co.                        Quintiles, Inc.
Glaxo-Wellcome Inc. (a subsidiary of     Rhone-Poulenc Rorer Pharmaceuticals
 Glaxo Wellcome PLC)                      Inc. (a subsidiary of Rhone-Poulenc
Health Decisions, Inc.                    Rorer Inc.)
IBAH, Inc.                               Schering AG
                                         Sequus Pharmaceuticals, Inc.
                                         TAP Holdings, Inc.
                                         Warner Lambert Company

Chemical Industry

                                         Utilities Industry

Bayer Corporation (Agriculture Division) Baltimore Gas & Electric

   In addition, we intend to market our enterprise compliance management solution to regulatory agencies and industry groups. We currently have installed test versions of our solution at several federal regulatory agencies for use and review by these agencies. We believe that this increased exposure will encourage the adoption of electronic compliance standards and the use of our solution.

Sales and Marketing

   We market our products and services primarily through our direct sales organization. We deploy teams comprised of sales, marketing, regulatory compliance, professional services and software development professionals that are focused on specific industries. These cross-functional sales and marketing teams, referred to as "Tiger Teams," are responsible for identifying and quantifying new markets, identifying new applications for CoreDossier within industries already served by our solution, generating new opportunities and capitalizing on those opportunities. Sales efforts are typically targeted at senior regulatory compliance officers. For larger projects, purchase approval is often required from more senior company executives. While the sales cycle varies substantially from customer to customer, the initial sales cycle typically ranges from three to six months.

   We have initiated a branding and marketing strategy designed to broaden market awareness of the ESPS name and to solidify our position as a leading provider of enterprise compliance management solutions in the pharmaceutical and biotechnology, chemical and utilities industries. We have also initiated marketing strategies targeted at the financial services, insurance and discrete manufacturing industries. We are also leveraging our expertise to sell our products to additional departments of our current customers.

   As of February 28, 1999, we employed 30 people in sales and marketing in the U.S., and seven people in sales and marketing in Europe.

Product Development

   We have substantially invested in the development of our CoreDossier platform and our industry-specific modules. Our product development department is responsible for the design, development, testing and release of our software products and is organized in four areas:

  . Software development;

  . Quality assurance;

  . Product documentation; and

  . Program management.

   Along with a product manager from our marketing department, members from each of these areas form product teams that work closely with other organizations, customers and prospective customers to better understand their compliance management needs.

   The software development and quality assurance groups are further divided into platform development and industry-specific module development groups. The platform group extends and develops the CoreDossier platform by creating additional functions and features that can be used by customers in various industries. Each industry group works closely with the marketing managers from each of the marketing teams to design and deliver industry-specific modules and applications. As a result of this structure the industry-specific module development groups are able to develop new modules independent of the development cycles of the CoreDossier platform.

   In addition to developing our own software, we incorporate third-party technologies into our products. We believe this approach significantly shortens our product development time without compromising our competitive position or the quality of our products.

   As of February 28, 1999, we employed 46 people in our product development department. Our research and development expenses were $725,000 in the fiscal year ended March 31, 1996, $1.4 million in the fiscal year ended March 31, 1997 and $2.0 million in the fiscal year ended March 31, 1998.

Competition

   The market for enterprise compliance management solutions is new and rapidly evolving. As the market develops, we expect competition to increase. We primarily compete against the internal information technology departments of our customers and potential customers. These information technology departments may develop their own compliance management software. We also compete against desktop publishing tools and service providers who compile submissions to regulatory agencies manually, without the use of compliance software. In each industry, we also face competition from software vendors who provide compliance assistance to specific divisions of our current and potential customers and point solutions, such as the Document Solutions Group of Xerox and Interleaf, Inc. We believe that the principal competitive factors in the enterprise compliance management market are product flexibility, domain expertise, customer support, scalability and price.

Intellectual Property and Other Proprietary Rights

   We rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions contained in license agreements with consultants, vendors and customers to protect our proprietary rights.

   We have registered the trademark CoreDossier in the United States. In addition, we use a number of common law trademarks and service marks, including:

  . ESPS;

  . CDER Compiler;

  . CADDY Compiler;

  . DAMOS Compiler; and

  . CoreDocket.

   We believe the strength of our trademarks and service marks benefits our business and we intend to continue to protect our registered and common law trademarks and service marks in the United States and abroad. We have not secured registration of all of our marks in the United States and have not pursued registration in any foreign country.

   We also protect our proprietary rights by requiring employees to agree not to reveal any sensitive information to our competitors and to sign a confidentiality agreement. Employees are required to execute a non-competition agreement which may restrict them from working for a competitor for one year after employment terminates. However, we may not obtain these agreements in every case.

   We incorporate technology from third parties into our software. We currently have a material license agreement with Versant Object Technology Corporation for the use of technology which is embedded in CoreDossier. Under the terms of the license agreement, we have the right to use and copy Versant's software to develop and combine Versant's technology with our software products to create applications. Our license is non-exclusive, non-transferable and non-assignable. We currently pay Versant royalty fees based on sales of our products. The agreement, which is effective until December 31, 1999, will automatically renew for additional one-year periods. Unless we negotiate otherwise, at the end of the initial term, the royalty fees will substantially increase.

Employees

   As of February 28, 1999, we had a total of 111 employees in the U.S., including 46 people engaged in product development, 30 people in sales and marketing, 20 people in professional services and 15 people in general and administrative services. We also employed a total of 20 people in Europe including seven people in sales and marketing, 10 people in professional services and three people in general and administrative services. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our relations with our employees are good.

Facilities

   Our principal administrative, sales, marketing, technical support and product development facilities are located at our headquarters in Fort Washington, Pennsylvania. We currently occupy approximately 30,300 square feet of office space in the Fort Washington facility under a lease which terminates October 31, 2003.

   We also lease office space for sales and marketing in La Jolla and San Jose, California, and in the United Kingdom.

Legal Proceedings

   ESPS is not currently a party to any legal proceedings.

                                   MANAGEMENT

   The following table contains information about our executive officers and directors as of February 28, 1999.

Executive Officers and Directors

Name                        Age Position
----                        --- --------
Terrence P. Brennan........  47 President, Chief Executive Officer and Director
Leonard W. von Vital.......  48 Chief Financial Officer
Bradley R. Burget..........  37 Vice President, Professional Services
Michael T. Hoey............  32 Vice President, Research and Development
Kevin E. Leininger.........  34 Vice President, Marketing
George B. Pearcy...........  52 Vice President, Finance and Administration
Jeffrey C. Sager...........  32 Vice President, Sales
Charles O. Heller (a)(b)...  63 Director
Christopher B. Hollenbeck
 (a)(b)....................  31 Director

---------------------
(a) Member of Audit Committee
(b) Member of Compensation Committee

   Terrence P. Brennan has served as the President, Chief Executive Officer and as a member of the board of directors of ESPS since October 1995. From February 1995 until October 1995, Mr. Brennan was an independent consultant to the pharmaceutical industry. From January 1994 until February 1995, Mr. Brennan was President and Chief Executive Officer of Bio-Imaging Technologies, Inc., a service organization providing image processing and management services to pharmaceutical and biotechnology companies. From September 1986 until January 1994, Mr. Brennan served as President of Research Data Corporation, a pharmaceutical information management company developing electronic submissions to the FDA. From October 1982 until September 1986, Mr. Brennan held the position of Senior Product Manager with Carter-Wallace Pharmaceuticals. From April 1976 until October 1982, Mr. Brennan was a Product Manager with Zeneca Pharmaceuticals. Mr. Brennan holds a B.S. in business administration and an M.B.A. from the University of Dayton.

   Leonard W. von Vital has served as Chief Financial Officer of ESPS since October 1998. From May 1998 until October 1998, Mr. von Vital was Vice President of Finance, Vending Operations for Real Time Data, Inc., a consolidator of vending businesses and a provider of technology to the vending industry. From May 1997 until May 1998, Mr. von Vital was Senior Vice President of Product Management for Astea International Inc., a developer and vendor of enterprise customer relationship management software, and from November 1993 to May 1997, he was Chief Financial Officer of that company. Mr. von Vital is a certified public accountant and holds a B.S. in accounting from St. Francis College.

   Bradley R. Burget has served as Vice President of Professional Services of ESPS since October 1998. From November 1996 until October 1998, Mr. Burget was Regional Manager of Consulting for Baan Supply Chain Solutions, a software company, developing enterprise resource planning software. From December 1995 until November 1996, Mr. Burget served as Client Project Manager at SSI, Inc., a contract consulting and resources company. From December 1993 until December 1995, Mr. Burget was Client Service Manager for Information Network Systems, a developer of software used to process compliance of warranty claims in consumer electronics manufacturing. Mr. Burget holds a B.S. in physics from Iowa State University.

   Michael T. Hoey has served as Vice President of Research and Development of ESPS since March 1996. From June 1990 until March 1996, Mr. Hoey was a Technology Manager with Andersen Consulting. Mr. Hoey holds a B.S. and an M.S. in electrical engineering from Syracuse University.

   Kevin E. Leininger has served as Vice President of Marketing of ESPS since June 1998. From March 1997 until June 1998, Mr. Leininger was Vice President of Business Development and

Marketing for NeoMedia Technologies, Inc, formerly DevTech Associates, Inc., a developer of document systems and intelligent document software and products. From June 1994 to March 1997, Mr. Leininger was Managing Director and Head of Marketing of DevTech, and was Director of Open Systems for DevTech from September 1991 to June 1994. Mr. Leininger holds a B.S. in physics and mathematics from Iowa State University and an M.B.A. in international business and finance from the University of Chicago.

   George B. Pearcy joined ESPS in November 1995 and currently holds the position of Vice President of Finance and Administration. From October 1992 until November 1995, Mr. Pearcy was the Vice President of Finance for Northeastern Analytical Corporation and TTI Environmental Services, an environmental analytical laboratory and an underground storage tank company. From September 1985 to October 1992, Mr. Pearcy was Director of Financial and Commercial Operations for International Computaprint Corporation, a division of Reed Elsevier which provides database management and pre-press services to the publishing industry. Mr. Pearcy holds a B.S./B.A. in accounting and an M.B.A. from the University of Missouri.

   Jeffrey C. Sager has served as Vice President of Sales of ESPS since January 1996. From April 1994 to December 1995, Mr. Sager was Director of Market Development for Etak Inc., a developer of computerized mapping software systems and products. From January 1992 until April 1994, Mr. Sager was Manager of Marketing and Corporate Development and Western Regional Sales Representative for Geographic Data Technology, Inc., a developer of digital mapping databases. Mr. Sager holds a B.S. in business from the University of Delaware.

   Charles O. Heller has served as a member of the board of directors of ESPS since May 1995. Since February 1990, Dr. Heller has served as Director of the Dingman Centre for Entrepreneurship at the University of Maryland. Since February 1994, he has served as Chairman and President of the Baltimore-Washington Venture Group, a private investor network. Since June 1986, he has served as President of the Annapolis Consulting Group, a management consulting firm. Since January 1998, Dr. Heller has served as President of the Bahamas Venture Capital Fund. Dr. Heller currently is a member of the board of directors of several privately held companies, including Klein Technologies, Inc., Avatech Solutions, Inc., InterSOURCE, Inc., the Baltimore-Washington Venture Group, Annapolis Consulting Group, and the Bahamas Venture Capital Fund. Dr. Heller holds a B.S. and an M.S. in civil engineering from Oklahoma State University and a Ph.D. in engineering from the Catholic University of America.

   Christopher B. Hollenbeck has served as a member of the board of directors of ESPS since July 1997. Mr. Hollenbeck is a principal of H&Q Venture Associates L.L.C., a venture capital firm, where he has been an Investment Manager for the Adobe Ventures Funds since July 1998. From June 1996 until June 1998, Mr. Hollenbeck served as a Vice President in the venture capital department of Hambrecht & Quist L.L.C. From April 1991 until September 1995, Mr. Hollenbeck held various positions in the investment banking department of Hambrecht & Quist LLC. Mr. Hollenbeck is a member of the board of directors of several privately held companies, including AvantGo, Inc., Glyphica and HAHT Software, Inc. Mr. Hollenbeck holds a B.A. in American Studies from Stanford University.

Board Committees

   We have established an audit committee and a compensation committee. The compensation committee:

  . Reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans; and

  . Makes recommendations to the board of directors regarding such matters.

   The audit committee:

  . Reviews the results and scope of the audit and other services provided by our independent auditors; and

  . Reviews and evaluates our audit and control functions.

Compensation Committee Interlocks and Insider Participation

   The compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of ESPS and administering various incentive compensation and benefit plans. The compensation committee consists of Charles O. Heller and Christopher
B. Hollenbeck. Terrence P. Brennan, President, Chief Executive Officer and a director of ESPS, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of ESPS, except that he is excluded from discussions regarding his own salary, incentive compensation and option grants to officers and directors. No interlocking relationship exists between any member of ESPS's compensation committee and any member of any other company's board of directors or compensation committee.

Director Compensation

   We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. We intend to pay each member of our board who is not an employee a director fee for attending meetings of the board of directors and committee meetings.

   We granted Dr. Heller options to purchase shares of our common stock pursuant to option grant agreements. In May 1995, we granted Dr. Heller an option to purchase 40,000 shares of our common stock at an exercise price of $0.10 per share. In April 1996, we granted Dr. Heller an option to purchase 20,000 shares of our common stock at an exercise price of $0.10 per share. In December 1996, we granted Dr. Heller an option to purchase 90,000 shares of common stock at an exercise price of $0.10 per share. Under the terms of the option agreements, 25% of the options became exercisable on the first anniversary of the grant date and 6.25% become exercisable on the last day of each quarter thereafter. Mr. Hollenbeck is not currently compensated as a member of our board of directors.

Executive Compensation

   The table below summarizes information concerning the compensation awarded to, earned by, or paid for services rendered to ESPS in all capacities during the fiscal year ended March 31, 1998 by:

  . Our Chief Executive Officer;

  . Our four most highly compensated executive officers as of March 31, 1998 whose total salary and bonus for the fiscal year ended March 31, 1998 exceeded $100,000.

   We did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of his salary and bonus during the fiscal year ended March 31, 1998.

                           Summary Compensation Table

                                          Annual        Long-Term Compensation
                                       Compensation             Awards
                                     ---------------- --------------------------
                              Fiscal          Earned        Securities
Name and Principal Position    Year   Salary   Bonus  Underlying Options (#)
---------------------------   ------ -------- ------- ----------------------
Terrence P. Brennan..........  1998  $150,000 $38,000            --
 President and Chief
 Executive Officer

Michael T. Hoey..............  1998   119,166  30,000        150,000
 Vice President, Research and
 Development

George B. Pearcy.............  1998   117,499  30,000         50,000
 Vice President, Finance and
 Administration

Jeffrey C. Sager.............  1998   102,244  30,000         20,000
 Vice President, Sales

William Collom...............  1998   120,000  30,000            --
 Former Vice President,
 Regulatory Customer
 Operations

   Amounts set forth in the Earned Bonus column represent bonuses which were earned in the fiscal year ended March 31, 1998, but were not paid until the subsequent fiscal year.

             Option Grants During Fiscal Year Ended March 31, 1998

   The following table contains information regarding options granted in the fiscal year ended March 31, 1998 to the executive officers named in the Summary Compensation Table above. The potential realizable value over the terms of the options is based on assumed rates of stock appreciation in compliance with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of ESPS common stock. For the fiscal year ended March 31, 1998, we granted options to acquire up to an aggregate of 510,000 shares to employees and directors, all under the 1995 Stock Incentive Plan and all at an exercise price equal to not less than the fair market value of our common stock on the date of grant as determined in good faith by the board of directors. We also granted options to acquire 114,000 shares to employees at a price that was lower than the estimated fair value of the common stock. Optionees may pay the exercise price by cash, check, promissory note, delivery of already-owned shares of our common stock or pursuant to a cashless exercise procedure. Options under the 1995 Stock Incentive Plan generally vest over four years with 25% of the shares subject to option vesting on the first anniversary of the grant date, and the remaining option shares vesting 6.25% for every calendar quarter thereafter. We may modify the standard vesting schedule.

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                          Annual Rates of
                         Number of      % of                                Stock Price
                         Securities Total Options                        Appreciation for
                         Underlying  Granted to   Exercise                  Option Term
                          Options   Employees in    Price   Expiration ---------------------
Name                      Granted    Fiscal Year  Per Share    Date        5%        10%
----                     ---------- ------------- --------- ---------- ---------- ----------
Terrence P. Brennan.....      --         --           --          --
Michael T. Hoey.........  150,000       24.0%       $0.10     3/17/03
George B. Pearcy........   50,000        8.0         0.10     9/29/02
Jeffrey C. Sager........   20,000        3.2         0.10    12/04/02
William Collom..........      --         --           --          --

        Aggregated Option Exercises in Fiscal Year Ended March 31, 1998
                       and Fiscal Year End Option Values

   The following table sets forth information containing the value realized upon exercise of options during the fiscal year ended March 31, 1998 and the number and value of unexercised options held by the executive officers named in the Summary Compensation Table above. As of March 31, 1998, there was no public market for the common stock. The "Value of Unexercised In-the-Money Options at
Fiscal Year End" is based upon a value of $    per share, the assumed initial
public offering price, minus the per share exercise price, multiplied by the number of shares underlying the option.

                                                 Number of Securities            Value of Unexercised
                           Shares               Underlying Unexercised           In-the-Money Options
                          Acquired    Value   Options at Fiscal Year End          at Fiscal Year End
                         On Exercise Realized ------------------------------   -------------------------
Name                         (#)       ($)    Exercisable     Unexercisable    Exercisable Unexercisable
----                     ----------- -------- -------------   --------------   ----------- -------------
Terrence P. Brennan.....   481,250   $52,938           68,750          550,000
Michael T. Hoey.........       --        --           140,100          309,900
George B. Pearcy........       --        --            80,938          149,062
Jeffrey C. Sager........       --        --            41,250           68,750
William Collom..........       --        --            32,500           67,500

Employee Benefit Plans

   1995 Stock Incentive Plan. Our board of directors and stockholders adopted and approved the 1995 Stock Incentive Plan in April 1996. The 1995 Plan provides for grants of incentive stock options, non-qualified stock options and stock awards to employees, directors, consultants and advisors. Members of the non-employee director administrative committee are not eligible to receive options and awards. We may issue options to purchase a maximum of 4,634,600 shares of common stock under the 1995 Plan. The board of directors may not increase the maximum number of shares without obtaining the approval of the stockholders. No options or awards may be granted under the 1995 Plan after April 2005.

   The 1995 Plan may be administered by the board of directors or a committee of non-employee directors. The plan administrator has the power to determine the persons to whom, the times at which, and the price at which the options and awards shall be granted, and to determine the type of option or award to be granted and the number of shares subject to options and awards.

   The plan administrator determines the option price for options. For a non-qualified stock option, the price shall be at least equal to 85% of the fair market value of the shares on the date the option is granted. For an incentive stock option, the price shall be at least 100% of the fair market value on the date the option is granted. If a recipient of an incentive stock option owns shares possessing more than 10% of the total voting power of all classes of stock, the option price shall be at least 110% of the fair market value on the grant date.

   Options expire not later than ten years after the date of the grant, or five years after the date of grant if the recipient owns shares possessing more than 10% of the combined voting power of all classes of stock. Options expire thirty days from the date the recipient's employment or service with the company terminates or twelve months after termination which is due to disability or death, unless the grant agreement or plan administrator provides otherwise. Options are not transferable during the lifetime of the recipient, except that a non-qualified stock option may be transferred pursuant to the terms of a domestic relations order, or otherwise as provided in the grant agreement.

   The 1995 Plan provides that in the event of a change of control, the plan administrator may take any appropriate action with respect to options, including terminating options with 15 days' notice, or causing options to become immediately exercisable in full. In the event of a merger of the Company into another company or a sale of all or substantially all of the assets of the Company, options shall become immediately exercisable unless the successor company agrees to assume the options or provide equivalent options.

   Awards of stock granted pursuant to the 1995 Plan shall be in the form of written award agreements approved by the plan administrator. The plan administrator may impose appropriate restrictions and forfeiture conditions on stock awards.

   In the event that the outstanding shares are modified by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination or exchange of shares, the plan administrator shall make appropriate adjustments to the aggregate number of shares available under the 1995 Plan and the number of shares and price per share of outstanding options.

   401(k) Profit Sharing Plan. We have adopted a tax-qualified employee savings and retirement plan, the 401(k) Profit Sharing Plan, for eligible U.S. employees. Eligible employees may elect to defer a portion of their eligible compensation, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) Profit Sharing Plan in an amount determined annually by ESPS. Any contributions to the plan by us or the participants are paid to a trustee. The contributions made by ESPS, if any, are subject to a vesting schedule; all other contributions are fully vested at all times. The 401(k) Profit Sharing Plan, and the accompanying trust, is intended to qualify under Sections 401(k) and 501 of the Internal Revenue Code, so that contributions by us or by employees and income earned (if any) on plan contributions are not taxable to employees until withdrawn and contributions by us, if any, will be deductible by us when made. At the direction of each participant, the trustee invests the contributions made to the 401(k) Profit Sharing Plan in any number of investment options.

Limitations on Liability of Directors and Officers and Indemnification

Limitation of Liability

   Our certificate of incorporation provides that our officers and directors will not be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty, to the maximum extent permitted by Delaware law. Under Delaware law, directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

  . Any breach of the duty of loyalty to the corporation or its stockholders;

  . Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . Any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to non-monetary remedies that may be available, such as injunctive relief or rescission, nor does it relieve our officers and directors from complying with federal or state securities laws.

Indemnification

   Our certificate of incorporation provides that we will indemnify our directors and executive officers, and may indemnify our other corporate agents, to the fullest extent permitted by law. This provision deters transactions not approved by the board, including transactions which may offer a premium over market price for shares of common stock. An officer or director shall not be entitled to indemnification if:

  . The officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to our best interests; or

  . The officer or director is subject to criminal action or proceedings and had reasonable cause to believe the conduct was unlawful.

                              CERTAIN TRANSACTIONS

Agreement with Adobe Systems Incorporated

   In November 1997, we signed a license and marketing agreement with Adobe Systems Incorporated. Adobe System Incorporated is a majority partner of a limited partnership of which Adobe Ventures L.P., our largest stockholder is a limited partner. Under this agreement, we customized software for Adobe Systems Incorporated and granted Adobe an exclusive, non-transferable, world-wide license to use the customized software.

   We received license fees of $1.8 million for the use of the customized software. We are also entitled to receive royalty fees based on sales of the Adobe software product which incorporates our technology. We have not received any royalty payments to date.

Issuance of Preferred Stock to Significant Stockholders

   In March 1997, we issued additional shares of preferred stock to H&Q ESPS Investors L.P., and to Adobe Ventures, L.P., two of our significant stockholders. Under the terms of the stock purchase agreement, Adobe Ventures L.P. purchased 2,500,000 shares of preferred stock, and H&Q ESPS Investors L.P. purchased 1,500,000 shares of preferred stock, at a price of $1.00 per share. These shares of preferred stock will convert into shares of common stock upon consummation of the offering. Partial payment for the shares sold to Adobe Ventures L.P. was in the form of cancellation of promissory notes. We have also entered into a rights agreement with these two stockholders, which grants them rights to require registration of their shares of preferred stock or the common stock into which it is convertible. See "Description of Capital Stock-- Registration Rights."

Promissory Notes Payable to Adobe Ventures L.P.

   In July 1996, we issued a promissory note payable to Adobe Ventures L.P. in the amount of $500,000 with interest at a rate of 6.04% per year. In September 1996, we issued a promissory note payable to Adobe Ventures L.P. in the amount of $500,000 with interest at a rate of 6.02% per year. In November 1996, we issued a promissory note payable to Adobe Ventures L.P. in the amount of $500,000 with interest at a rate of 5.96%. The amount due was convertible into shares of preferred stock, and the loans were fully paid by the issuance of preferred stock to Adobe Ventures L.P. in March 1997.

Relationship Between a Director and Significant Stockholder

   Christopher B. Hollenbeck, a member of our board of directors, is an investment manager of Adobe Venture Funds, an affiliate of Adobe Ventures, L.P., a significant stockholder of ESPS.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table contains information regarding the beneficial ownership of the common stock of ESPS as of February 28, 1999 by:

  . Each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

  . Each of the executive officers and the former executive officer named in the Summary Compensation Table;

  . Each director of ESPS;

  . All directors and executive officers as a group; and

  . All other selling stockholders.

   Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power over all shares of common stock held by them. Applicable percentage ownership in the following table is based on 8,160,857 shares of common stock outstanding as of
February 28, 1999 and     shares outstanding immediately following the
completion of this offering. The number of options represents stock options that are exercisable within 60 days of February 28, 1999. When shares are issued upon exercise of options, warrants or other rights to acquire our capital stock, there will be further dilution to new public investors.

                                   Prior To Offering            Number of          After Offering
                          -----------------------------------    Shares     ----------------------------
          Name             Shares   Options   Total   Percent Being Offered Shares Options Total Percent
          ----             ------   -------   -----   ------- ------------- ------ ------- ----- -------
5% Stockholders
Adobe Ventures L.P......  4,000,000     --  4,000,000  49.0%
 One Bush Street
 San Francisco, CA 94104
H&Q ESPS Investors LP...  2,000,000     --  2,000,000  24.5%
 One Bush Street
 San Francisco, CA 94104

Executive Officers,
 Former Executive
 Officer and Directors
Terrence P. Brennan.....    756,250  68,750   825,000  10.0%
Michael T. Hoey.........    140,100 110,211   250,311   3.0%
George B. Pearcy........     40,000 104,688   144,688   1.8%
Jeffrey C. Sager........     41,250  30,000    71,250   0.9%
William Collom..........     51,250     --     51,250   0.6%
Charles O. Heller.......    101,875   9,375   111,250   1.4%
Christopher B.
 Hollenbeck(1)..........  6,000,000     --  6,000,000  73.5%
All directors and
 executive officers as a
 group (9 persons)......  1,091,975 323,024 1,414,999  92.2%

Other Selling
 Stockholders

---------------------
(1) Consists of (i) 4,000,000 shares of common stock issuable upon conversion of shares of Series A Preferred Stock owned and held by Adobe Ventures L.P. and (ii) 2,000,000 shares of common stock issuable upon conversion of shares of Series A Preferred Stock owned and held by H&Q ESPS Investors LP. Mr. Hollenbeck is a member of H&Q Adobe Ventures Management L.P., a general partner of Adobe Ventures L.P., and as such may be deemed to share voting and investment power with respect to the shares held by Adobe Ventures L.P. Mr. Hollenbeck has a pecuniary interest in H&Q ESPS Investment Management Co. LLC, a general partner of H&Q ESPS Investors LP. Mr. Hollenbeck disclaims beneficial ownership of the shares held by Adobe Ventures L.P. and the shares held by H&Q ESPS Investors, LP., except to the extent of his pecuniary interest.

                          DESCRIPTION OF CAPITAL STOCK

General

   At the closing of the offering our authorized capital stock will consist of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. Prior to the closing of the offering, there will be 6,000,000 shares of Series A Preferred Stock issued and outstanding. These shares of Series A Preferred Stock will automatically convert into common stock upon consummation of this offering. After the offering there will be no preferred stock issued and outstanding.

   The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws and by the applicable provisions of Delaware law.

   Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of ESPS unless such takeover or change in control is approved by the board of directors.

Common Stock

   As of February 28, 1999, there were 2,160,857 shares of common stock outstanding which were held of record by 52 stockholders.

   Holders of common stock are entitled to one vote per share on all matters to be voted upon. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. See "Dividend Policy." Upon a liquidation, dissolution or winding up of ESPS, the holders of common stock are entitled to share proportionately in all assets remaining after payment of liabilities, after we carry the distribution rights of then outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares issued in this offering will be fully paid and nonassessable.

Preferred Stock

   Our certificate of incorporation authorizes the board of directors, without stockholder action, to designate and issue preferred stock. The board may designate the price, rights, preferences and privileges of the preferred shares, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the board determines the specific rights of the preferred stock. However, possible effects of issuing preferred stock with voting and conversion rights include:

  . Restricting dividends on common stock;

  . Diluting the voting power of common stock;

  . Impairing the liquidation rights of the common stock;

  . Delaying or preventing a change of control of ESPS without stockholder action; and

  . Harming the market price of common stock.

   We have no present plans to issue any shares of preferred stock.

Registration Rights

   Shares of our Series A Preferred Stock convert into shares of our common stock. The common stock which these preferred shares convert into is unregistered. We granted registration rights to holders of our Series A Preferred Stock. In addition, we granted registration rights to Larry D. Tindell, Ronald M. Swartz and Mark Gavin, who hold unregistered shares of our common stock. These registration rights are provided under the terms of an agreement between us and the holders of the registrable securities. The agreement grants three types of registration rights:

  . Requested Registration. The holders of the registrable securities may require us to use our best efforts to prepare a registration statement and other related documents which would permit the sale of the registrable securities. We only to need to prepare the registration statement and related documents if at least 25% of the registrable securities are to be registered, or if the aggregate offering price will be least $5,000,000. We shall bear the expenses incurred in a requested registration.

  . ESPS Registration. If we elect to register any of our shares of common stock in a public offering, the holders of the registrable securities are entitled to include their shares in the registration, subject to our right to reduce the number of shares to be registered in view of market conditions. We shall bear the expenses incurred in an ESPS registration.

  . Registration on Form S-3. Holders of the registrable securities may require that we register their shares for public resale on Form S-3, provided that we are eligible to use Form S-3 and that the value of the securities to be registered is at least $500,000. We are only required to make one requested S-3 registration in any six month period. The requesting holders shall bear the expenses incurred in a "Registration on Form S-3."

Delaware Anti-Takeover Law and Provisions in Our Charter and Bylaws

   Provisions of Delaware law, our certificate of incorporation and bylaws could make the acquisition of ESPS by proxy contest or otherwise and the removal of incumbent officers and directors more difficult. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to control ESPS to first negotiate with us. We believe that the benefits provided to ESPS by allowing us to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging such proposals since we will have the opportunity to negotiate improved terms. These provisions deter transactions not approved by the board, and could have the effect of discouraging tender offers which may provide a premium over market price for shares of common stock. Consequently, the provisions may also inhibit fluctuations in the market price of our shares resulting from actual or rumored takeover attempts.

   Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, or the anti-takeover law, which regulates corporate acquisitions. The anti-takeover law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date the person became an interested stockholder, unless the transaction is approved in a prescribed manner.

  . A "business combination" includes a merger, consolidation, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.

  . An "interested stockholder" is a person or entity who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

   Our Charter Documents. Our Certificate of Incorporation eliminates the right of stockholders to act by written consent without a duly called annual or special meeting. Our Certificate of

Incorporation and Bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ESPS. These and other provisions are intended to enhance continuity and stability in the composition of the board of directors and to reduce the vulnerability to unsolicited or hostile takeovers, and could delay changes in the control or management of ESPS. The amendment of any of these provisions requires approval by holders of 66 2/3% of the outstanding common stock.

Transfer Agent

   The transfer agent and registrar for the common stock is StockTrans, Inc., Ardmore, Pennsylvania.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

   Of the     shares to be outstanding after the offering assuming that the
underwriters do not exercise their over-allotment option,      shares of common
stock will be freely tradeable. After the offering 7,091,975 shares will be held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act of 1933. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. The shares held by affiliates are "restricted securities" under the Securities Act of 1933 and may be sold in the public market upon the expiration of certain holding periods under Rule 144, subject to the volume, manner of sale and other limitations of Rule 144.

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least two years, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  .  one percent of the then outstanding shares of our common stock
     (approximately      shares immediately following the offering), or

  . the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume, limitations, manner of sale provisions or public information requirements.

   All of our affiliates have agreed to further restrict their shares by entering into lock-up arrangements discussed below.

   We have granted options to purchase shares of our common stock under our 1995 Stock Incentive Plan. As of February 28, 1999, options to purchase 331,753 shares of our common stock were fully vested and exercisable. An additional 385,111 shares were reserved for issuance under the 1995 Stock Incentive Plan. We intend to register the shares of common stock issuable or reserved for issuance under the plan within 180 days after the date of this prospectus.

Lock-up Arrangements

   Our officers and directors, employees and other stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Hambrecht & Quist LLC. Upon the expiration of these lock-up agreements, additional shares will be available for sale in the public market.

                                  UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, through their representatives, Hambrecht & Quist LLC, BancBoston Robertson Stephens, Inc. U.S. Bancorp Piper Jaffray Inc. and Charles Schwab & Co., Inc. have severally agreed to purchase from ESPS and the selling stockholders the following respective number of shares of common stock:

                                                                       Number of
     Name                                                               Shares
     ----                                                              ---------
     Hambrecht & Quist LLC............................................
     BancBoston Robertson Stephens, Inc. .............................
     U.S. Bancorp Piper Jaffray Inc...................................
     Charles Schwab & Co., Inc........................................
                                                                          ---
       Total..........................................................
                                                                          ===

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions that we and the selling stockholders must satisfy, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, the selling stockholders, counsel and the independent auditors. The underwriters are obligated to purchase shares of common stock offered in this prospectus if any of the shares are purchased.

   The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at the initial public offering price less a
concession not in excess of $    per share. The underwriters may allow and the
dealers may reallow, a concession not in excess of $    per share to brokers
and dealers. After the initial public offering of the shares, the underwriters may change the offering price and other selling terms.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                   Paid by Us         Paid by Selling Stockholders
                            ------------------------- ----------------------------------
                            No Exercise Full Exercise  No Exercise        Full Exercise
                            ----------- ------------- --------------     ---------------
   Per share...............
   Total...................

   We will pay the offering expenses, estimated to be $    million.

   We and certain selling stockholders have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to
purchase up to     additional shares of common stock at the initial public
offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of common stock offered in this prospectus.

   The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

   The selling stockholders and certain other stockholders of ours, including
executive officers and directors, who will own in the aggregate     shares of
our common stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock or securities exchangeable or convertible into shares of our common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock or securities exchangeable for or convertible into shares of our common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus, and may grant additional options under our stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, the additional options shall not be exercisable during the 180-day period.

   Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of our common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of our common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the counter market, or otherwise. Stabilizing, if commenced, may be discontinued at any time.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiation among us, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "ESPS."

   H&Q ESPS Investors, L.P. holds 2,000,000 shares of Series A Preferred Stock, which will automatically convert into 2,000,000 shares of common stock upon consummation of this offering. H&Q ESPS Investors, L.P. is a Delaware limited partnership with two general partners. One of the general partners is a wholly-owned subsidiary of Hambrecht & Quist California and the other is a limited liability company the members of which are unaffiliated with the Hambrecht & Quist LLC. In addition, certain of the limited partners of H&Q ESPS Investors, L.P. are employees of Hambrecht & Quist LLC or directors of Hambrecht & Quist Group, the parent corporation of Hambrecht & Quist California. Hambrecht & Quist LLC, one of the underwriters in this offering, is wholly owned by Hambrecht & Quist California.

   Adobe Ventures L.P. holds 4,000,000 shares of Series A Preferred Stock which will automatically convert into 4,000,000 shares of common stock upon consummation of this offering. H&Q Adobe Ventures Management L.P. is a general partner of Adobe Ventures L.P. Adobe Ventures Management Inc., a limited partner of H&Q Adobe Ventures Management L.P., is a wholly-owned subsidiary of Hambrecht & Quist California. Hambrecht & Quist LLC, one of the underwriters in this offering, is wholly owned by Hambrecht & Quist California.

                                 LEGAL MATTERS

   Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania will provide ESPS an opinion relating to the validity of the common stock issued in this offering. Brobeck, Phleger & Harrison LLP, New York, New York will provide the Underwriters an opinion related to other matters in this offering.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements at March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                          ADDITIONAL ESPS INFORMATION

   We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to ESPS and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                                   ESPS, INC.

                              FINANCIAL STATEMENTS

        FOR THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997 (UNAUDITED)
             AND FOR THE YEARS ENDED MARCH 31, 1996, 1997, AND 1998

                                    CONTENTS

      Report of Independent Auditors........................................ F-2
      Audited Financial Statements
      Balance Sheets........................................................ F-3
      Statements of Operations.............................................. F-4
      Statements of Stockholders' Equity.................................... F-5
      Statements of Cash Flows.............................................. F-6
      Notes to Financial Statements......................................... F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
ESPS, Inc.

   We have audited the accompanying balance sheets of ESPS, Inc. as of March 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ESPS, Inc. at March 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 23, 1998
except for Note 12, as to
 which the date is
 March 30, 1999

                                   ESPS, INC.

                                 BALANCE SHEETS
                                 (In thousands)

                                                                    Pro forma
                                                                  Stockholders'
                                      March 31,                     Equity at
                                   ----------------  December 31, December 31,
                                    1997     1998        1998         1998
                                   -------  -------  ------------ -------------
                                                             (Unaudited)
              ASSETS
Current assets:
  Cash and cash equivalents....... $ 2,311  $ 4,558    $ 3,142
  Accounts receivable, net of
   allowance of $0, $50 and $150,
   respectively...................     370    3,616      4,904
  Accounts receivable--related
   party..........................     --       323         75
  Deferred income taxes...........     --       650        304
  Other current assets............      45       49        241
                                   -------  -------    -------
    Total current assets..........   2,726    9,196      8,666
Property and equipment, net.......     410      763      1,603
Other assets......................      75       58         28
                                   -------  -------    -------
    Total assets.................. $ 3,211  $10,017    $10,297
                                   =======  =======    =======
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Accounts payable................ $    50  $    30    $   335
  Accrued expenses................     268    1,045      1,473
  Deferred revenues--current......     800    2,802      1,393
  Deferred revenues--related
   party..........................     --     1,200        600
                                   -------  -------    -------
    Total current liabilities.....   1,118    5,077      3,801
Deferred revenue, less current
 portion..........................     131       44        --
Stockholders' equity:
  Series A Preferred Stock, $0.001
   par value:
    Authorized shares--6,000
    Issued and outstanding
     shares--6,000
     (liquidation preference of
     $6,000)......................       6        6          6           --
  Common stock, $0.001 par value:
    Authorized shares--50,000
    Issued and outstanding
     shares--366, 909, and 1,990
     at March 31, 1997 and 1998
     and December 31, 1998,
     respectively.................     --         1          2             8
  Additional paid-in capital......   5,958    6,123      6,550         6,550
  Retained earnings (accumulated
   deficit).......................  (4,002)  (1,127)       192           192
  Deferred stock compensation.....     --      (107)      (254)         (254)
                                   -------  -------    -------       -------
    Total stockholders' equity....   1,962    4,896      6,496         6,496
                                   -------  -------    -------       -------
    Total liabilities and
     stockholders' equity......... $ 3,211  $10,017    $10,297       $10,297
                                   =======  =======    =======       =======

                            See accompanying notes.

                                   ESPS, INC.

                            STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                            Nine months ended
                                   Years ended March 31,       December 31,
                                   -----------------------  -------------------
                                    1996    1997     1998     1997      1998
                                   ------  -------  ------  --------  ---------
                                                               (Unaudited)
Revenues:
  Software licenses..............  $  721  $   648  $6,814  $  4,013  $   9,461
  Services and maintenance.......      32      420   1,832     1,081      2,878
                                   ------  -------  ------  --------  ---------
    Total revenues...............     753    1,068   8,646     5,094     12,339
Cost of revenues:
  Software licenses..............     --        68     258       142        272
  Services and maintenance.......      72      506   1,589     1,021      2,021
                                   ------  -------  ------  --------  ---------
    Total cost of revenues.......      72      574   1,847     1,163      2,293
                                   ------  -------  ------  --------  ---------
Gross profit.....................     681      494   6,799     3,931     10,046
Operating expenses:
  Research and development.......     725    1,407   1,978     1,393      2,778
  Sales and marketing............      95      714   1,283       774      3,026
  General and administrative.....     633    1,147   1,229       794      2,214
                                   ------  -------  ------  --------  ---------
    Total operating expenses.....   1,453    3,268   4,490     2,961      8,018
                                   ------  -------  ------  --------  ---------
Income (loss) from operations....    (772)  (2,774)  2,309       970      2,028
Interest, net....................      18      (39)     52        38        127
                                   ------  -------  ------  --------  ---------
Income (loss) before income
 taxes...........................    (754)  (2,813)  2,361     1,008      2,155
Income tax provision (benefit)...     --       --     (514)   (1,025)       836
                                   ------  -------  ------  --------  ---------
Net income (loss)................  $ (754) $(2,813) $2,875  $  2,033  $   1,319
                                   ======  =======  ======  ========  =========
Earnings (loss) per share:
  Basic..........................  $(1.11) $ (5.09) $ 5.53  $   5.07  $    0.80
  Diluted........................  $(1.11) $ (5.09) $ 0.37  $   0.28  $    0.13
Shares used in computation of
 earnings (loss) per share:
  Basic..........................     682      553     520       401      1,658
  Diluted........................     682      553   7,859     7,333      9,949
Pro forma earnings per share:
  Basic..........................                   $ 0.44            $    0.17
  Diluted........................                   $ 0.37            $    0.13
Shares used in computation of pro
 forma earnings per share:
  Basic..........................                    6,520                7,658
  Diluted........................                    7,859                9,949

                            See accompanying notes.

                                   ESPS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                            Series A                                    Retained
                         Preferred Stock    Common Stock   Additional   Earnings     Deferred       Total
                         -----------------  --------------  Paid-In   (Accumulated    Stock     Stockholders'
                         Shares    Amount   Shares  Amount  Capital     Deficit)   Compensation    Equity
                         --------  -------  ------  ------ ---------- ------------ ------------ -------------
Balance at March 31,
 1995...................    1,000   $     1 1,000    $  1    $  980     $  (435)      $ --         $   547
 Issuance of Series A
  Preferred Stock.......    1,000         1   --      --        999         --          --           1,000
 Stock issuance costs...      --        --    --      --         (7)        --          --              (7)
 Repurchase of common
  stock.................      --        --   (411)     (1)      --          --          --              (1)
 Net loss...............      --        --    --      --        --         (754)        --            (754)
                         --------   ------- -----    ----    ------     -------       -----        -------
Balance at March 31,
 1996...................    2,000         2   589     --      1,972      (1,189)        --             785
 Issuance of Series A
  Preferred Stock.......    4,000         4   --      --      3,996         --          --           4,000
 Stock issuance costs...                                        (10)        --                         (10)
 Repurchase of common
  stock.................                     (223)    --        --                      --             --
 Net loss...............      --        --    --      --        --       (2,813)        --          (2,813)
                         --------   ------- -----    ----    ------     -------       -----        -------
Balance at March 31,
 1997...................    6,000         6   366     --      5,958      (4,002)        --           1,962
 Exercise of stock
  options...............      --        --    543       1        58         --          --              59
 Deferred stock
  compensation..........      --        --    --      --        107         --         (107)           --
 Net income.............      --        --    --      --        --        2,875         --           2,875
                         --------   ------- -----    ----    ------     -------       -----        -------
Balance at March 31,
 1998...................    6,000         6   909       1     6,123      (1,127)       (107)         4,896
 Exercise of stock
  options (unaudited)...      --        --  1,081       1       112         --          --             113
 Deferred stock
  compensation
  (unaudited)...........      --        --    --      --        315         --         (315)           --
 Amortization of
  deferred stock
  compensation
  (unaudited)...........      --        --    --      --        --          --          168            168
 Net income (unaudited).      --        --    --      --        --        1,319         --           1,319
                         --------   ------- -----    ----    ------     -------       -----        -------
Balance at December 31,
 1998 (unaudited).......    6,000   $     6 1,990    $  2    $6,550     $   192       $(254)       $ 6,496
                         ========   ======= =====    ====    ======     =======       =====        =======


                            See accompanying notes.

                                   ESPS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                            Nine months ended
                                  Years ended March 31,       December 31,
                                  ------------------------  ------------------
                                   1996    1997     1998      1997      1998
                                  ------  -------  -------  --------  --------
                                                               (Unaudited)
Operating activities:
Net income (loss)...............  $ (754) $(2,813) $ 2,875  $  2,033  $  1,319
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in) operating
 activities:
  Depreciation and amortization.     102      170      223       127       278
  Deferred income taxes.........     --       --      (650)   (1,083)      346
  Provision for losses on
   accounts receivables.........     --       --        50       --        100
  Amortization of deferred stock
   compensation.................                                           168
  Changes in assets and
   liabilities:
    Accounts receivable.........     --      (370)  (3,619)   (3,445)   (1,139)
    Other assets................       7      (85)     (16)      (59)     (185)
    Accounts payable and accrued
     expenses...................     170       93      757       527       733
    Deferred revenue............     253      679    3,115     2,252    (2,053)
                                  ------  -------  -------  --------  --------
      Net cash provided by (used
       in) operating activities.    (222)  (2,326)   2,735       352      (433)

Investing activities:
Purchase of property and
 equipment......................    (335)    (224)    (547)     (374)   (1,096)

Financing activities:
Proceeds from issuance of bridge
 loan...........................     --     1,500      --        --        --
Proceeds from the issuance of
 preferred stock................   1,000    2,500      --        --        --
Stock issuance costs............      (7)     (10)     --        --        --
Repurchase of common stock......      (1)     --       --        --        --
Proceeds from exercise of stock
 options........................     --       --        59         2       113
                                  ------  -------  -------  --------  --------
      Net cash provided by
       financing activities.....     992    3,990       59         2       113
                                  ------  -------  -------  --------  --------
Net increase (decrease) in cash
 and cash equivalents...........     435    1,440    2,247       (20)   (1,416)
Cash and cash equivalents,
 beginning of period............     436      871    2,311     2,311     4,558
                                  ------  -------  -------  --------  --------
Cash and cash equivalents, end
 of period......................  $  871  $ 2,311  $ 4,558  $  2,291  $  3,142
                                  ======  =======  =======  ========  ========
Supplemental disclosures of cash
 flow information:
Conversion of bridge loan to
 preferred stock................  $  --   $ 1,500  $   --   $    --   $    --
                                  ======  =======  =======  ========  ========


                            See accompanying notes.

                                   ESPS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Business

   ESPS, Inc. (formerly Electronic Submission Publishing Systems, Inc.) (the "Company"), a Delaware corporation, is a leading provider of enterprise compliance management solutions to businesses in highly regulated industries. The Company's solution, which consists of the CoreDossier family of software products and related services, enables users throughout an enterprise to collaborate in the authoring, compilation, distribution and publishing of compliance information and regulatory submissions. The Company designed its CoreDossier software products to utilize advanced technologies, such as corporate intranets and the Internet, and to meet emerging electronic compliance requirements and standards. The Company believes its solution enables its customers to realize a return on their investment by reducing the cost and burden of compliance while also reducing the time required to bring new products and services to market. The Company's initial concentration has been directed to the pharmaceutical industry.

   The interim financial statements of the Company for the nine months ended December 31, 1998 and 1997, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC.

   In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended December 31, 1998 and 1997. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.

2. Accounting Policies

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

   Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), was issued in October 1997 by the American Institute of Certified Public Accountants (AICPA) and was amended by Statement of Position 98-4 (SOP 98-4). The Company adopted SOP 97-2 in fiscal 1998. Based upon their interpretation of SOP 97-2 and SOP 98-4, the Company believes its current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not yet been issued.

   Additionally, the AICPA recently issued SOP 98-9, which provides certain amendments to SOP 97-2, which is effective for transactions entered into beginning April 1, 1999. This pronouncement is not expected to materially impact the Company's revenue recognition practices.

   The Company generates revenues through software licenses and services and maintenance. Software licenses revenues are generated from licensing the rights to use the Company's products. Services and maintenance revenues are generated from sales of customer support services contracts and consulting and training services performed for customers that license the Company's products.

                                   ESPS, INC.

2. Accounting Policies (continued)


   Revenues from the sale of software licenses are recognized upon shipment of software when persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is typically based on the price charged when an element is sold separately, or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. Elements included in multiple element arrangements could consist of software products, upgrades, enhancements, customer support services, or consulting services. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

   Revenues from maintenance are recognized ratably over the term of the customer support contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements related to the installation of the Company's software products. Revenues from consulting and training services are recognized as services are performed. If a transaction includes both license and service elements, license fee revenues are recognized on shipment of the software, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to acceptance criteria.

   Revenues from three customers each exceeding 10% of total revenues accounted for approximately 46% of total revenues in 1998. Amounts due from these customers amounted to approximately $193,000 at March 31, 1998. Revenues from three customers each exceeding 10% of total revenues accounted for 100% of total revenues during the year ended March 31, 1997. Revenues from one customer exceeded 10% of total revenues and accounted for approximately 86% of total revenues during the year ended March 31, 1996. Revenues from one customer exceeded 10% of total revenues and accounted for approximately 19% and 10% of revenues for the nine months ended December 31, 1997 and 1998, respectively.

Cash and Cash Equivalents

   The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

Fair Value of Financial Instruments

   At December 31, 1998, the Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

Concentration of Credit Risk and Major Customers

   Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's customer base is mainly in North America and Europe and consists of companies in the pharmaceutical, chemical and utility industries. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

                                   ESPS, INC.

2. Accounting Policies (continued)

Property and Equipment

   Property and equipment is recorded at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the related assets which range from five to seven years.

Research and Development

   Research and development costs, which consist primarily of software development costs, are expensed as incurred. Financial accounting standards provide for the capitalization of certain software development costs after technological feasibility of the software is established. Under the Company's current practice of developing new products and enhancements, the technological feasibility of the underlying software is not established until substantially all product development is complete, including the development of a working model. No such costs have been capitalized because the impact of capitalizing such costs would not be material.

Accounting for Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) provides companies with a choice to follow the provisions of SFAS No. 123 in determination of stock-based compensation expenses or to continue with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB No. 25). The Company continues to follow APB No. 25 and has provided pro forma disclosures as required by SFAS No. 123.

Earnings (Loss) Per Share and Pro Forma Earnings Per Share

   Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common stock equivalents, including stock options and convertible preferred stock in the weighted average number of common shares outstanding for a period, if dilutive.

   Pro forma earnings per share is computed by dividing net income by the weighted average number of common shares outstanding and the weighted average convertible preferred stock outstanding as if such shares were converted into common stock at the time of issuance.

Derivatives

   In June 1998, SFAS No. 133, "Accounting for Derivatives and Hedging Activities," was issued which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because the Company has never used nor currently intends to use derivatives, management does not anticipate that the adoption of this new standard will have a significant effect on earnings or the financial position of the Company. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999.

                                   ESPS, INC.

3. Property and Equipment

   Property and equipment consists of the following (amounts in thousands):

                                                      March 31,
                                                     -------------  December 31,
                                                     1997    1998       1998
                                                     -----  ------  ------------
                                                                    (Unaudited)
   Computer equipment............................... $ 450  $  760     $1,151
   Computer software................................    90     173        211
   Furniture, fixtures, and office equipment........   157     311        977
                                                     -----  ------     ------
                                                       697   1,244      2,339
   Accumulated depreciation.........................  (287)   (481)      (736)
                                                     -----  ------     ------
     Total property and equipment................... $ 410  $  763     $1,603
                                                     =====  ======     ======

4. Accrued Expenses

   Accrued expenses consist of the following (amounts in thousands):

                                                         March 31,
                                                        ----------- December 31,
                                                        1997  1998      1998
                                                        ---- ------ ------------
                                                                    (Unaudited)
   Income taxes........................................ $ -- $  136    $  338
   Sales taxes.........................................  108    241       356
   Payroll and related.................................   60    397       517
   Other...............................................  100    271       262
                                                        ---- ------    ------
     Total accrued expenses............................ $268 $1,045    $1,473
                                                        ==== ======    ======

5. Capital Stock

   The holders of the Series A Preferred Stock are entitled to noncumulative dividends at a rate of $.08 per share prior to any payment of dividends on common stock.

   Each share of preferred stock is convertible into one share of common stock, subject to adjustment in certain circumstances, and has a liquidation preference of $1.00 per share. Conversion is at the option of the stockholders until such time, if ever, that the Company consummates a public offering at a designated price and from which the Company receives proceeds of at least $10,000,000 at which time such conversion becomes mandatory. The preferred stock has voting rights equal to its common stock conversion ratio.

Stock Options

   The Company has a stock option plan whereby the Company may grant either incentive or nonqualified stock options to purchase shares of the Company's common stock. Twenty-five percent of the options are exercisable on the first anniversary of the date of grant or the participant's hire date, whichever is earlier. The additional amounts become exercisable at varying rates from 6.25% to 9.40% on the last day of each quarter thereafter. The Company has authorized 4,634,600 shares to be issued under the plan.

                                   ESPS, INC.

5. Capital Stock (continued)

   The incentive stock options may be granted at no less than the fair market value of the shares at the date of grant, and the nonqualified stock options are to be granted at no less than eighty-five percent of the fair market value of the shares at the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors based on Company specific objective evidence, including periodic outside independent valuations. Under APB No. 25, if the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized. During the year ended March 31, 1998 and during the nine months ended December 31, 1998, the Company determined that certain common stock options were issued at a price that was lower than the estimated fair value of the common stock, resulting in deferred compensation expense of $107,000 and $315,000, respectively. The deferred compensation is being amortized over the vesting period of the underlying options. Amortization expense of $168,000 was recognized in the nine months ended December 31, 1998. Amortization of the deferred stock-based compensation balance of approximately $254,000 at December 31, 1998 will approximate $50,000 for the three months ending March 31, 1999 and $116,000, $62,000, and $26,000 for the fiscal years ending March 31, 2000, 2001, 2002, respectively.


   The following table summarizes information about stock options outstanding at December 31, 1998:

                                 Outstanding                           Exercisable
               ------------------------------------------------ --------------------------
                                            Weighted Average
   Per Share   Number of Weighted Average Remaining Contractual Number of Weighted Average
     Prices     Shares   Per Share Price      Life (years)       Shares   Per Share Price
   ---------   --------- ---------------- --------------------- --------- ----------------
   $0.10-0.11  2,079,851      $0.10                3.3           260,636       $0.10
      0.50        31,500       0.50                4.5               --          --
      3.00       487,500       3.00                4.7               --          --
      6.00        35,500       6.00                4.9               --          --
               ---------                                         -------
               2,634,351                                         260,636
               =========                                         =======

   FASB No. 123 requires pro forma information regarding net income as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum value method option pricing model with the following weighted average assumptions for all periods presented: risk-free interest rate of 5.2%, dividend yield of 0%, weighted average expected life of the option of 4 years, and minimum value volatility.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows (in thousands except per share data):

                                                             Nine months ended
                                     Year ended March 31,      December 31,
                                     ----------------------- -----------------
                                      1996    1997     1998    1997     1998
                                     ------  -------  ------ -------- --------
   Net income (loss):
     As reported.................... $ (754) $(2,813) $2,875 $  2,033 $  1,319
     SFAS No. 123 pro forma.........          (2,815)  2,870    2,028    1,203
   Diluted earnings (loss) per
    share:
     As reported--diluted...........  (1.11)   (5.09)   0.37     0.28     0.13
     SFAS No. 123 pro forma.........           (5.09)   0.37     0.28     0.12

                                   ESPS, INC.

5. Capital Stock (continued)

   The weighted average fair value of options granted during the years ended March 31, 1996, 1997, and 1998, and the nine months ended December 31, 1997 and 1998 for which the estimated fair value of the stock equaled the exercise price is $0.08, $0.08, $0.08, $0.08, and $2.67, respectively. The weighted average fair value of options granted during the year ended 1998 and the nine months ended December 31, 1998 for which the stock price exceeded the exercise price is $0.08 and $0.79, respectively.

Stock Option Activity

   A summary of stock option activity follows:

                                                                     Weighted
                                                                     Average
                                                      Number of   Exercise Price
                                                       Shares       per share
                                                     -----------  --------------
   Outstanding at March 31, 1995....................     101,000      $0.10
     Granted........................................   1,025,000       0.11
     Exercised......................................         --         --
     Canceled.......................................     (93,875)      0.10
                                                     -----------      -----
   Outstanding at March 31, 1996....................   1,032,125       0.10
     Granted........................................   1,994,000       0.10
     Exercised......................................         --
     Canceled.......................................     (50,000)      0.10
                                                     -----------      -----
   Outstanding at March 31, 1997....................   2,976,125       0.10
     Granted........................................     624,000       0.10
     Exercised......................................    (542,875)      0.11
     Canceled.......................................     (78,875)      0.10
                                                     -----------      -----
   Outstanding at March 31, 1998....................   2,978,375       0.10
     Granted........................................     836,500       2.18
     Exercised......................................  (1,081,399)      0.10
     Canceled.......................................     (99,125)      1.10
                                                     -----------      -----
   Outstanding at December 31, 1998.................   2,634,351      $0.72
                                                     ===========      =====

   In January 1999, the Company granted options to purchase 70,500 shares of common stock at an exercise price of $6.00 per share. Additionally in February 1999, the Company granted options to purchase 176,386 shares of common stock at an exercise price of $12.00 per share.

                                   ESPS, INC.

6. Income Taxes

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows (amounts in thousands):

                                                      March 31,
                                                    --------------  December 31,
                                                     1997    1998       1998
                                                    -------  -----  ------------
                                                                    (Unaudited)
   Current deferred tax assets:
     Deferred revenue.............................. $    48  $  18      $--
     Depreciation and amortization.................      10      5       --
     Bad debt reserves.............................     --      20        60
     Stock compensation and vacation pay...........     --     --        109
     Other accrued liabilities.....................      34     40        18
     Tax credits...................................      20     60        34
     Net operating loss carryforwards..............   1,451    664        83
                                                    -------  -----      ----
       Total deferred tax asset....................   1,563    807       304
   Less: valuation allowance.......................  (1,563)  (157)      --
                                                    -------  -----      ----
       Net deferred tax asset...................... $   --   $ 650      $304
                                                    =======  =====      ====

   A reconciliation of income tax provision to amounts computed using federal statutory rates is as follows (amounts in thousands):

                                                             Nine months ended
                                   Years ended March 31,       December 31,
                                   ------------------------  -------------------
                                    1996    1997     1998      1997      1998
                                   ------- ------- --------  ---------  --------
                                                                (Unaudited)
   Federal statutory rate........  $ (256) $ (957) $    791  $     343  $   733
   Change in valuation allowance.     256     951    (1,406)    (1,406)    (157)
   State income taxes, net.......     --      --         90         55      142
   Other.........................     --        6        11        (17)     118
                                   ------  ------  --------  ---------  -------
     Income tax provision
      (benefit)..................  $   --  $   --  $   (514) $  (1,025) $   836
                                   ======  ======  ========  =========  =======
   Income tax provision
    (benefit):
     Current:
       Federal...................  $  --   $  --   $    --   $     --   $   350
       State.....................     --      --        136         58      142
                                   ------  ------  --------  ---------  -------
                                      --      --        136         58      492
     Deferred:
       Federal...................     --      --       (598)    (1,109)     292
       State.....................     --      --        (52)        26       52
                                   ------  ------  --------  ---------  -------
                                   $  --   $  --   $   (514) $  (1,025) $   836
                                   ======  ======  ========  =========  =======

   For federal income tax purposes, the Company utilized approximately $1,295,000 of net operating loss carryforwards to reduce taxable income for the nine-month period ended December 31, 1998. In addition, during the same period the Company utilized $1,000,000 of net operating losses for state tax purposes. For state income tax purposes, the Company has approximately $1,270,000 of operating losses which begin to expire in 2006.

                                   ESPS, INC.

7. Commitments

   The Company leases its office space under an operating lease. Future minimum lease payments for the twelve month periods from December 31, 1998 are as follows: $362,000 in 1999, $413,000 in 2000, $379,000 in 2001, $379,000 in
2002, $306,000 in 2003 and $54,000 thereafter.

   Rent expense was approximately $43,000, $77,000 and $96,000 during the years ended March 31, 1996, 1997, and 1998, respectively. Rent expense was approximately $414,000 during the nine months ended December 31, 1998 and $72,000 during the nine months ended December 31, 1997.

8. Related Party Transaction

   During fiscal 1998, the Company signed a $1,800,000 license agreement with a related party which required the Company to customize software and grant an exclusive, non-transferable worldwide license to use the customized software. In conjunction with the agreement, the Company received approximately $900,000 in cash during fiscal 1998 and had a receivable of $300,000 as of March 31, 1998 relating to license fees. As of March 31, 1998, the Company deferred all revenue relating to this contract, as delivery of the product had not occurred as of March 31, 1998.

   The Company is recognizing the revenue related to this contract after delivery occurred in June of 1998 over the period that services are being performed. During the nine months ended December 31, 1998, the Company recognized revenue of $1,200,000.

   The agreement also includes a royalty arrangement in which the Company will receive royalties based on future sales of the software product. No royalties were recorded during the nine months ended December 31, 1998.

9. Employee Benefit Plan

   The Company maintains a profit-sharing retirement plan for eligible employees under the provisions of Internal Revenue Code Section 401(k). Participants may defer a portion of their annual compensation on a pretax basis, subject to maximum limits on contributions prescribed by law. Contributions by the Company are at the discretion of the Board of Directors. No discretionary contributions have been made by the Company to date.

10. International Operations

   The Company licenses and markets its products through direct channels throughout the world. Information regarding revenues in different geographic regions is as follows (amounts in thousands):

                                                              Nine months ended
                                        Year ended March 31,     December 31,
                                        --------------------- ------------------
                                        1996   1997    1998     1997     1998
                                        ------------- ------- -------- ---------
                                                                 (Unaudited)
   United States....................... $ 752 $ 1,068 $ 7,449 $  5,015 $  10,089
   Rest of world.......................   --      --    1,197       79     2,250
                                        ----- ------- ------- -------- ---------
     Total revenue..................... $ 752 $ 1,068 $ 8,646 $  5,094 $  12,339
                                        ===== ======= ======= ======== =========

                                   ESPS, INC.

11. Earnings (Loss) Per Share

   The following table sets forth the computation of basic and diluted earnings
(loss) per share (in thousands except per share data):

                                                                    Nine months
                                                                       ended
                                           Years ended March 31,   December 31,
                                           ----------------------- -------------
                                            1996    1997     1998   1997   1998
                                           ------  -------  ------ ------ ------
                                                                    (Unaudited)
   Net income (loss)...................... $ (754) $(2,813) $2,875 $2,033 $1,319
                                           ======  =======  ====== ====== ======
   Weighted average number of common
    shares................................    682      553     520    401  1,658
   Effect of dilutive securities:
     Stock options........................                   1,339    932  2,291
     Series A Preferred Stock.............                   6,000  6,000  6,000
                                           ------  -------  ------ ------ ------
       Adjusted weighted average shares
        and assumed conversions...........    682      553   7,859  7,333  9,949
                                           ======  =======  ====== ====== ======
   Pro forma adjustment to weighted
    average number of common shares for
    the conversion of Series A Preferred
    Stock.................................                   6,000         6,000
                                                            ------        ------
   Pro forma weighted average shares:
     Basic................................                   6,520         7,658
                                                            ======        ======
     Diluted..............................                   7,859         9,949
                                                            ======        ======
   Earnings (loss) per share:
     Basic................................ $(1.11) $ (5.09) $ 5.53 $ 5.07 $ 0.80
     Diluted.............................. $(1.11) $ (5.09) $ 0.37 $ 0.28 $ 0.13
   Pro forma earnings per share:
     Basic................................                  $ 0.44        $ 0.17
     Diluted..............................                  $ 0.37        $ 0.13

   Due to their antidilutive effects, Series A Preferred Stock and outstanding stock options to purchase shares of common stock were excluded from the computation of diluted earnings (loss) per share for the years ended March 31, 1996 and 1997, respectively.

12. Initial Public Offering

   On March 30, 1999, the Company increased the number of authorized shares of common stock to 50,000,000 and changed its name to ESPS, Inc.

   On March 30, 1999, the Board of Directors of the Company authorized management to pursue an underwritten sale of shares of the Company's common stock in an initial public offering ("IPO") pursuant to the Securities Act of 1933. Upon closing of the IPO, all outstanding shares of the Series A Preferred Stock will automatically convert into an aggregate of 6,000,000 shares of common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                                  [ESPS LOGO]

                                  Common Stock

                                --------------

                                   PROSPECTUS

                                --------------

                               Hambrecht & Quist

                         BancBoston Robertson Stephens

                           U.S. Bancorp Piper Jaffray

                           Charles Schwab & Co., Inc.

                                --------------

                                       , 1999

                                --------------

   You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

   Until    , 1999, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The expenses (other than underwriting discounts and commissions and the underwriters' non-accountable expense allowance) payable in connection with the sale of the common stock offered in this Registration Statement are as follows:

    Securities and Exchange Commission registration fee................. $12,788
    NASD filing fee.....................................................   5,100
    Nasdaq filing fee...................................................    *
    Printing and engraving expenses.....................................    *
    Legal fees and expenses.............................................    *
    Accounting fees and expenses........................................    *
    Blue Sky fees and expenses (including legal fees)...................    *
    Transfer agent and rights agent and registrar fees and expenses.....    *
    Miscellaneous.......................................................    *
                                                                         -------
        Total...........................................................  $ *
                                                                         =======

---------------------
* To be filed by amendment

   All expenses are estimated except for the SEC fee and the NASD fee.

Item 14. Indemnification of Directors and Officers

   The Company's certificate of incorporation permits indemnification to the fullest extent permitted by Delaware law. The Company's bylaws require the Company to indemnify any person who was or is an authorized representative of the Company, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Company, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceedings had no reasonable cause to believe such conduct was unlawful. The Company shall also indemnify any person who was or is an authorized representative of the Company and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that that such person was or is an authorized representative of the Company, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the Company's bylaws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Company had been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or

]the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Company to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. The Company expects to obtain a directors and officers liability insurance policy prior to the effective date of this Registration Statement.

   The Underwriting Agreement provides that the underwriter is obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to Section 7 of the form of Underwriting Agreement which will be filed by amendment as Exhibit 1.1 to this Registration Statement.

Item 15. Recent Sales of Unregistered Securities

   In the preceding three years, the Company has issued the following securities that were not registered under the Securities Act of 1933:

   In March 1997, the Company sold 4,000,000 shares of Series A Preferred Stock par value $.001 per share at a purchase price of $1.00 per share. All of such sales were made under the exemption from registration provided under Section 4(2) of the Securities Act of 1933.

   Since inception, the Company has granted options to purchase a total of 4,249,490 shares of common stock at a weighted average exercise price of $0.84 per share under its 1995 Incentive Stock Plan. In the past three years the Company issued an aggregate of 2,160,857 shares of common stock par value $.001 per share upon the exercise of options granted under the 1995 Stock Incentive Plan as follows:

               Shares                                 Exercise Price Per Share
               ------                                 ------------------------
              1,404,607                                        $0.10
              756,250                                          $0.11

   For a more detailed description of this plan, see "Management--Employee Benefit Plans" in this registration statement. In granting the options and selling the underlying securities upon exercise of the options, the Company is relying upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits:

    Exhibit
    Number                              Description
    -------                             -----------
     1.1*   Form of Underwriting Agreement.
     3.1*   Form of Second Amended and Restated Certificate of Incorporation of
            the Company.
     3.2*   Form of Second Amended and Restated Bylaws of the Company.
     5.1*   Opinion of Morgan, Lewis & Bockius LLP.
    10.1    1995 Stock Incentive Plan.
    10.2    Lease between Maplewood Center Limited Partnership and the Company dated June 10, 1998.
    10.3*   ESPS Rights Agreement dated July 5, 1994.
    10.4    License and Marketing Agreement between Adobe Systems Incorporated and the Company dated November 6, 1997.
    10.5*#  Value Added Reseller License Agreement between Versant Object
            Technology and the Company dated December 31, 1996.
    10.6    Convertible Promissory Note between Adobe Ventures L.P. and the
            Company dated July 29, 1996.
    10.7    Convertible Promissory Note between Adobe Ventures L.P. and the
            Company dated September 18, 1996.
    10.8    Convertible Promissory Note between Adobe Ventures L.P. and the
            Company dated November 6, 1996.
    10.9    Series A Stock Purchase Agreement between Adobe Ventures L.P., H&Q
            Investors L.P. and the Company.
    23.1    Consent of Ernst & Young LLP.
    23.2    Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit
            5.1).
    24.1    Power of Attorney (included on signature page).
    27.1    Financial Data Schedule.

--------------------
* To be filed by amendment.
# We intend to request confidential treatment of certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement will be filed separately with the Securities and Exchange
Commission.

  (b) Financial Statement Schedules

   All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Washington, Pennsylvania, on March 31, 1999.

                                          ESPS, Inc.

                                                  /s/ Terrence P. Brennan
                                          By: _________________________________
                                                    Terrence P. Brennan
                                                  Chief Executive Officer

   Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Terrence P. Brennan and Leonard W. von Vital or either of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Terrence P. Brennan         President, Chief Executive   March 31, 1999
______________________________________  Officer and Director
         Terrence P. Brennan            (Principal Executive
                                        Officer)

       /s/ Leonard W. von Vital        Chief Financial Officer      March 31, 1999
______________________________________  (Principal Financial and
         Leonard W. von Vital           Accounting Officer)

        /s/ Charles O. Heller          Director                     March 31, 1999
______________________________________
          Charles O. Heller

    /s/ Christopher B. Hollenbeck      Director                     March 31, 1999
______________________________________
      Christopher B. Hollenbeck

                                 EXHIBIT INDEX

    Exhibit
    Number                              Description
    -------                             -----------
     1.1*   Form of Underwriting Agreement.
     3.1*   Form of Second Amended and Restated Certificate of Incorporation of
            the Company.
     3.2*   Form of Second Amended and Restated Bylaws of the Company.
     5.1*   Opinion of Morgan, Lewis & Bockius LLP.
    10.1    1995 Stock Incentive Plan.
    10.2    Lease between Maplewood Center Limited Partnership and the Company dated June 10, 1998.
    10.3*   ESPS Rights Agreement dated July 5, 1994.
    10.4    License and Marketing Agreement between Adobe Systems Incorporated and the Company dated November 6, 1997.
    10.5*#  Value Added Reseller License Agreement between Versant Object
            Technology and the Company dated December 31, 1996.
    10.6    Convertible Promissory Note between Adobe Ventures L.P. and the
            Company dated July 29, 1996.
    10.7    Convertible Promissory Note between Adobe Ventures L.P. and the
            Company dated September 18, 1996.
    10.8    Convertible Promissory Note between Adobe Ventures L.P. and the
            Company dated November 6, 1996.
    10.9    Series A Stock Purchase Agreement between Adobe Ventures L.P., H&Q
            Investors L.P. and the Company.
    23.1    Consent of Ernst & Young LLP.
    23.2    Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit
            5.1).
    24.1    Power of Attorney (included on signature page).
    27.1    Financial Data Schedule.

---------------------
* To be filed by amendment.
# We intend to request confidential treatment of certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement will be filed separately with the Securities and Exchange
Commission.